EXHIBIT 10.1

THIRD AMENDED & RESTATED CREDIT AGREEMENT
DATED AS OF DECEMBER 6, 2010
AMONG
THE DOLAN COMPANY,
as a Borrower and the Borrowers’ Agent,
THE SUBSIDIARIES OF THE DOLAN COMPANY
FROM TIME TO TIME PARTY HERETO,
as Borrowers,
THE LENDERS
FROM TIME TO TIME PARTY HERETO,
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
AND
U.S. BANK NATIONAL ASSOCIATION,
as Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II THE CREDITS	23

2.1. Commitment	23
2.2. Required Payments; Termination	23
2.3. Ratable Loans; Types of Advances	24
2.4. Commitment Fee	25
2.5. Minimum Amount of Each Advance	25
2.6. Reductions in Aggregate Revolving Commitment; Optional Principal Payments	25
2.7. Method of Selecting Types and Interest Periods for New Advances	25
2.8. Conversion and Continuation of Outstanding Advances	26
2.9. Interest Rates	26
2.10. Rates Applicable After Event of Default	27
2.11. Method of Payment	27
2.12. Evidence of Indebtedness	28
2.13. Telephonic Notices	29
2.14. Interest Payment Dates; Interest and Fee Basis	29
2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	29
2.16. Lending Installations	29
2.17. Non-Receipt of Funds by the Administrative Agent	30
2.18. Facility LCs	30
2.19. Replacement of Lender	35
2.20. Limitation of Interest	35
2.21. Defaulting Lenders	36
2.22. Swing Line Loans	38
2.23. Converted Term Loan Commitment.	40
2.24. Increased Commitment	41

ARTICLE III YIELD PROTECTION; TAXES	42

3.1. Yield Protection	42
3.2. Changes in Capital Adequacy Regulations; Illegality	43
3.3. Availability of Types of Advances; Adequacy of Interest Rate	44
3.4. Funding Indemnification	45
3.5. Taxes	45
3.6. Lender Statements; Survival of Indemnity	47

ARTICLE IV CONDITIONS PRECEDENT	48

4.1. Initial Credit Extension	48
4.2. Each Credit Extension	50

ARTICLE V REPRESENTATIONS AND WARRANTIES	51

5.1. Organization, Standing, Etc.	51
5.2. Authorization and Validity	51

i

5.3. No Conflict; No Default	51
5.4. Government Consent	52
5.5. Financial Statements and Condition	52
5.6. Material Adverse Change	52
5.7. Litigation and Contingent Obligations	52
5.8. Taxes	52
5.9. Subsidiaries	53
5.10. ERISA	53
5.11. Accuracy of Information	53
5.12. Regulation U	53
5.13. Ownership of Properties; Perfection of Liens	53
5.14. Plan Assets; Prohibited Transactions	54
5.15. Environmental Matters	54
5.16. Investment Company Act	54
5.17. Real Property	54
5.18. Solvency	54
5.19. Intellectual Property	55
5.20. Force Majeure	55
5.21. Labor Matters	55
5.22. U.S.A. Patriot Act	56
5.23. Foreign Assets Control Regulations and Anti-Money Laundering	56

ARTICLE VI COVENANTS	56

6.1. Financial Statements and Reports	56
6.2. Existence	59
6.3. Insurance	59
6.4. Payment of Taxes and Claims	59
6.5. Inspection	59
6.6. Maintenance of Properties	60
6.7. Books and Records	60
6.8. Compliance with Laws	60
6.9. ERISA	60
6.10. Environmental Matters; Reporting	61
6.11. Further Assurances	61
6.12. Merger	61
6.13. Disposition of Assets	61
6.14. Plans	62
6.15. Change in Nature of Business	62
6.16. Acquisitions; Subsidiaries, Partnerships and Joint Ventures and Ownership	62
6.17. Negative Pledges	63
6.18. Restricted Payments	63
6.19. Transactions with Affiliates	64
6.20. Accounting Changes	64
6.21. Investments	64
6.22. Indebtedness	65
6.23. Liens	66
6.24. Contingent Liabilities	67

6.25. Fixed Charge Coverage Ratio	67
6.26. Total Cash Flow Leverage Ratio	68
6.27. Minimum Adjusted EBITDA	68
6.28. Loan Proceeds	68
6.29. Sale and Leaseback Transactions	68
6.30. Hedging Arrangements	68

ARTICLE VII DEFAULTS	68

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	70

8.1. Acceleration; Remedies	70
8.2. Application of Funds	72
8.3. Amendments	72
8.4. Preservation of Rights	73

ARTICLE IX GENERAL PROVISIONS	74

9.1. Survival of Representations	74
9.2. Governmental Regulation	74
9.3. Headings	74
9.4. Entire Agreement	74
9.5. Several Obligations; Benefits of this Agreement	74
9.6. Expenses; Indemnification	74
9.7. Numbers of Documents	75
9.8. Accounting	75
9.9. Severability of Provisions	76
9.10. Nonliability of Lenders	76
9.11. Confidentiality	76
9.12. Nonreliance	77
9.13. Disclosure	77
9.14. U.S.A. PATRIOT ACT NOTIFICATION	77

ARTICLE X THE ADMINISTRATIVE AGENT	77

10.1. Appointment; Nature of Relationship	77
10.2. Powers	77
10.3. General Immunity	78
10.4. No Responsibility for Loans, Recitals, etc	78
10.5. Action on Instructions of Lenders	78
10.6. Employment of Administrative Agents and Counsel	78
10.7. Reliance on Documents; Counsel	79
10.8. Administrative Agent’s Reimbursement and Indemnification	79
10.9. Notice of Event of Default	79
10.10. Rights as a Lender	80
10.11. Lender Credit Decision, Legal Representation	80
10.12. Successor Administrative Agent	80
10.13. Administrative Agent and Arranger Fees	81
10.14. Delegation to Affiliates	81
10.15. Execution of Collateral Documents	81

10.16. Collateral Releases	81
10.17. Notices to Lenders	82

ARTICLE XI SETOFF; RATABLE PAYMENTS	82

11.1. Setoff	82
11.2. Ratable Payments	82

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	82

12.1. Successors and Assigns	82
12.2. Participations.	83
12.3. Assignments	84
12.4. Dissemination of Information	85
12.5. Tax Treatment	85

ARTICLE XIII NOTICES	86

13.1. Notices; Effectiveness; Electronic Communication.	86

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION	87

14.1. Counterparts; Effectiveness	87
14.2. Electronic Execution of Assignments	87
14.3. Effect of Existing Credit Agreement and Existing Security Documents	87

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	88

15.1. CHOICE OF LAW	88
15.2. CONSENT TO JURISDICTION	88
15.3. WAIVER OF JURY TRIAL	88

ARTICLE XVI RELATIONSHIP AMONG BORROWERS	88

16.1. Relationship Among Borrowers	88

PRICING SCHEDULE
SCHEDULE 1 – Commitments
SCHEDULE 1.1 – Subordinated Debt
SCHEDULE 5.9 – Subsidiaries
SCHEDULE 5.15 – Environmental Matters
SCHEDULE 5.17 – Real Property
SCHEDULE 6.19 – Affiliate Transactions
SCHEDULE 6.21 – Existing Investments
SCHEDULE 6.22 – Existing Indebtedness
SCHEDULE 6.23 – Existing Liens
SCHEDULE 6.24 – Contingent Obligations
EXHIBIT A – Compliance Certificate
EXHIBIT B – Assignment and Assumption Agreement
EXHIBIT C – Form of Borrowing Notice
EXHIBIT D – Form of Revolving Note
EXHIBIT E – Form of Term Note
EXHIBIT F – Form of Converted Term Loan Note
EXHIBIT G – Form of Swing Line Note

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This Third Amended and Restated Credit Agreement (the “Agreement”), dated as of December 6, 2010, is among The Dolan Company, a Delaware corporation (“Dolan”), as a Borrower and as the Borrowers’ Agent, the Subsidiaries of Dolan from time to time party hereto (together with Dolan, the “Borrowers”), the Lenders from time to time party hereto, and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and Administrative Agent. The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement:
     “Acquisition”: Any transaction or series of transactions by which a Borrower acquires, either directly or through a Subsidiary, (a) any or all of the Equity Interests of any class of any Person or (b) a substantial portion of the assets, or a division, line of business or publication of any Person.
     “Acquisition Services Agreements”: Agreements for payment for consulting services and non-competition agreements or other similar agreements entered into by any of the Borrowers in connection with any Permitted Acquisition.
     “Acquisition Triggering Event”: Any Permitted Acquisition that has cash consideration of $15,000,000 or more and for which the pro forma adjusted Total Cash Flow Leverage Ratio, after giving effect to such Permitted Acquisition, is between 2.75 to 1.00 and 3.25 to 1.00.
     “Adjusted EBITDA”: For any Person for any period of calculation, the Consolidated Net Income, excluding interest income, of such Person before provision for income taxes and interest expense (including imputed interest expense on Capitalized Leases), but including any non-controlling interest in the net income of Subsidiaries, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) depreciation, amortization and goodwill impairment expense; (b) non-operating gains (including extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (c) similar non-operating losses during such period; (d) cash distributions paid with respect to non-controlling interests in Subsidiaries; (e) share-based compensation and other non-cash compensation expense; (f) non-cash fair value adjustments on the earnout-related liabilities recorded in connection with Acquisitions; and (g) other non-cash charges acceptable to the Administrative Agent.
     “Administrative Agent”: U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

     “Advance”: A borrowing hereunder (i) made by some or all of the Lenders on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, for the same Interest Period. The term “Advance” shall include Revolving Loans, Term Loans, Swing Line Loans and Converted Term Loans unless otherwise expressly provided.
     “Affected Lender”: As defined in Section 2.19.
     “Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, ten percent (10%) or more of any class of voting Equity Interests of the Person referred to, (c) each Person, ten percent (10%) or more of the voting Equity Interests (or if such Person is not a corporation, five percent (5%) or more of the Equity Interests) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, and general partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.
     “Aggregate Commitment”: The aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $205,000,000.
     “Aggregate Outstanding Credit Exposure”: At any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
     “Aggregate Revolving Commitment”: The aggregate of the Revolving Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Revolving Commitment is $155,000,000.
     “Aggregate Revolving Credit Exposure”: At any time, the aggregate of the Revolving Credit Exposure of all of the Lenders.
     “Aggregate Term Loan Commitment”: At any time, the aggregate of the Term Loan Commitments of all of the Lenders. As of the date of this Agreement, the Aggregate Term Loan Commitment is $50,000,000.
     “Agreement”: This credit agreement, as it may be amended or modified and in effect from time to time.
     “APC”: American Processing Company, LLC, a Michigan limited liability company.

     “APC Side Letter”: The letter agreement dated as of the Closing Date by and between the Administrative Agent and the minority owners of APC, as amended, restated or modified from time to time.
     “Applicable Fee Rate”: At any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Margin”: With respect to Advances of any Type at any time, the percentage rate per annum that is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Approved Fund”: Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger”: U.S. Bank, and its successors, in its capacity as Lead Arranger and Sole Bookrunner.
     “Article”: An article of this Agreement unless another document is specifically referenced.
     “Authorized Officer”: Any of the chief executive officer, the chief financial officer, or the chief operating officer of any Borrower.
     “Available Aggregate Revolving Commitment”: At any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Revolving Credit Exposure at such time.
     “Base Rate”: With respect to a Base Rate Advance, as of any date of determination, the sum of (i) the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50%, and (c) the Eurocurrency Rate in effect for a one month interest period on such day (or if such day is not a Business Day the immediately preceding Business Day) and reset each Business Day plus 1.50%, plus (ii) the Applicable Margin.
     “Base Rate Advance”: An Advance that, except as otherwise provided in Section 2.10, bears interest at the Base Rate, in each case as the Base Rate changes from time to time.
     “Base Rate Loan”: A Loan that, except as otherwise provided in Section 2.10, bears interest at the Base Rate.
     “Borrower”: The Dolan Company, a Delaware corporation, and its successors and assigns, and each Subsidiary of Dolan, and its successors and assigns.
     “Borrowers’ Agent”: Dolan, and its successors and assigns.

     “Borrowing Date”: A date on which an Advance is made or a Facility LC is issued hereunder; provided, that the only Borrowing Date in respect of Term Loans shall be the Closing Date and the only Borrowing Date in respect of Converted Term Loans shall be the Conversion Date.
     “Borrowing Notice”: As defined in Section 2.7.
     “Business Day”: (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Minneapolis, Minnesota for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrowers and their Subsidiaries during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contracts and labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other expenditures recorded as capital expenditures in accordance with GAAP, plus expenditures for software that are capitalized on the balance sheet of the Borrowers and their Subsidiaries.
     “Capital Expenditure Financing”: Indebtedness incurred to finance Capital Expenditures and secured solely by Liens on the property acquired, provided that the amount of any such Indebtedness shall not exceed the purchase price of the property acquired therewith.
     “Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.
     “Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     “Cash Equivalent Investments”: At any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P’s or P-l by Moody’s, (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) that (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds that invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by the Administrative Agent.
     “Cash Management Services”: Any banking services provided to a Borrower by any Lender or any of its Affiliates (other than pursuant to this Agreement), including without limitation (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
     “Cash Management Services Agreement”: Any agreement entered into by a Borrower in connection with Cash Management Services.
     “Change in Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons (other than a Borrower that is a Wholly-Owned Subsidiary or a Permitted Holder) acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of Dolan representing 35% or more of the combined voting power of all Equity Interests of Dolan entitled to vote in the election of directors; or (b) during any period of up to twelve (12) consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of Dolan (the “Initial Directors”) ceasing for any reason to constitute a majority of the Board of Directors of Dolan (other than by reason of death, disability or scheduled retirement and excluding (A) the replacement of individuals by a Person who owns an Equity Interest in Dolan as of the Closing Date with another individual designated by such Person and (B) any replacement director that was chosen by, nominated for election by, or elected with the approval of, a majority of the Initial Directors.
     “Closing Date”: December 6, 2010.

     “Code”: The Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral”: As defined in the Collateral Documents.
     “Collateral Documents”: Collectively, the Security Agreement, any Control Agreements, any collateral assignments of intellectual property, and any other pledge agreement, security agreement, mortgage, deed of trust, or other similar instrument or document, each as amended, restated, supplemented or otherwise modified from time to time.
     “Collateral Shortfall Amount”: As defined in Section 8.1.
     “Commitment”: For each Lender, such Lender’s Revolving Commitment, Term Loan Commitment and Converted Term Loan Commitment.
     “Consolidated Indebtedness”: At any time, the Indebtedness of the Borrowers and their Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Net Income”: With respect to the Borrowers and their Subsidiaries for any period, the aggregate of all amounts that, in accordance with GAAP, would be included as net income (or net loss) of the Borrowers and their Subsidiaries for such period.
     “Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefore, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
     “Control Agreement”: A control agreement for deposit accounts, sweep accounts, securities accounts or other investment accounts, granting the Administrative Agent control over such accounts in each case in form and substance reasonably satisfactory to the Administrative Agent.
     “Controlled Group”: All members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under § 414 of the Code.
     “Conversion Date”: At any time following the second anniversary of the Closing Date, the earlier of (a) the date specified in a written notice given by the Borrowers’ Agent to the Administrative Agent pursuant to Section 2.23(b), and (b) the date that is thirty (30) calendar days from the first date thereafter on which the aggregate unpaid principal balance of the Revolving Loans exceeds $50,000,000.
     “Conversion/Continuation Notice”: As defined in Section 2.8.
     “Converted Amount”: $50,000,000.
     “Converted Term Loan”: As defined in Section 2.23(a).
     “Converted Term Loan Commitment”: With respect to each Lender, the obligation of such Lender to make a Converted Term Loan to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Lender’s Revolving Percentage of the Converted Amount.
     “Credit Extension”: The making of an Advance or the issuance of a Facility LC hereunder.
     “Default”: An event that but for the lapse of time or the giving of notice, or both, would constitute a Event of Default.
     “Defaulting Lender”: Any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LCs or Swing Line Loans within one Business Day of the date required in the determination of the Administrative Agent to be funded by it hereunder, (b) notified the Borrowers’ Agent, the Administrative Agent, the LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) (A) become the subject of a bankruptcy or insolvency proceeding, (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian or appointed for it, (C) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (D) a parent company that has become the subject of a bankruptcy or insolvency proceeding, or (E) taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof.
     “DiscoverReady”: discoverReady LLC, a Delaware limited liability company.
     “DiscoverReady Side Letter”: The letter agreement dated as of the Closing Date by and between the Administrative Agent and the minority owners of DiscoverReady, as amended, restated or modified from time to time.
     “Dolan”: The Dolan Company, a Delaware corporation, formerly known as Dolan Media Company.
     “Dollar” and “$”: The lawful currency of the United States of America.
     “Electronic Delivery”: As defined in Section 6.1(a).
     “Eligible Assignee”: Any of (a) a Lender; (b) an Approved Fund; (c) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (d) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); or (e) the central bank of any country that is a member of the OECD; provided, however, that neither a Borrower nor an Affiliate of a Borrower shall qualify as an Eligible Assignee.
     “Environmental Claims”: All claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     “Environmental Laws”: Any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

     “Equity Interests”: All shares, interests, participation or other ownership interests, however designated, of or in a corporation, limited liability company, partnership or other entity, whether or not voting, including common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “ERISA Affiliate”: Any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under § 414(b) or (c) of the Code or, solely for purposes of § 302 of ERISA and § 412 of the Code, is treated as a single employer under § 414 of the Code.
     “ERISA Event”: Any of (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in § 412 of the Code or § 302 of ERISA), whether or not waived; (c) the filing pursuant to § 412(d) of the Code or § 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of a Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition upon a Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurocurrency Advance”: An Advance that, except as otherwise provided in Section 2.10, bears interest at the applicable Eurocurrency Rate.
     “Eurocurrency Base Rate”: With respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollar LIBOR appearing on the applicable Reuters Screen as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if the applicable Reuters Screen for Dollars is not available to the Administrative Agent for any reason, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to the

Administrative Agent, the applicable Eurocurrency Base Rate for the relevant Interest Period shall instead be the rate reasonably determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.
     “Eurocurrency Loan”: A Loan that, except as otherwise provided in Section 2.10, bears interest at the applicable Eurocurrency Rate.
     “Eurocurrency Rate”: With respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
     “Event of Default”: As defined in Article VII.
     “Excluded Taxes”: In the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it.
     “Exhibit”: An exhibit to this Agreement, unless another document is specifically referenced.
     “Existing LCs”: Letter of Credit Nos. SLCMMSP04745, SLCMMSP05987 and SLCMMSP06079.
     “Existing Credit Agreement”: The Second Amended and Restated Credit Agreement dated as of August 8, 2007, as amended prior to the Closing Date, by and between Dolan, the Subsidiaries of Dolan party thereto, the lenders from time to time party thereto, U.S. Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Associated Bank National Association and Bank of the West, as Co-Documentation Agents, and U.S. Bank as Lead Arranger.
     “Existing Security Documents”: As defined in the Security Agreement.
     “Facility LC”: As defined in Section 2.18.1.
     “Facility LC Application”: As defined in Section 2.18.3.
     “Facility LC Collateral Account”: As defined in Section 2.18.11.
     “Facility Termination Date”: December 6, 2015, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     “FATCA”: Sections 1471 through 1474 of the Code and any regulations and official interpretations thereof.
     “Federal Funds Effective Rate”: For any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Minneapolis time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Financial Contract”: With respect to any Person, (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
     “Fixed Charge Coverage Ratio”: For any period of determination, the ratio of
     (a) Adjusted EBITDA, minus income taxes paid in cash, minus Net Capital Expenditures paid in cash, minus Restricted Payments paid in cash (other than (i) Restricted Payments from one Borrower to another Borrower, (ii) stock repurchases made pursuant to Section 6.18(e) and (iii) cash dividends made pursuant to Section 6.18(f)), to
     (b) Net Interest Expense, plus all scheduled principal payments in respect of the Converted Term Loans, plus all other principal payments required with respect to Total Liabilities bearing interest (whether actual or imputed) excluding principal payments made under Section 2.2(a) or 2.2(c) of this Agreement, plus all payments made pursuant to Acquisition Services Agreements, plus cash dividends made pursuant to Section 6.18(f), in each case determined for the four consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on or most recently ended before such date on a consolidated basis in accordance with GAAP.
     “Fund”: Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

     “Hazardous Substances”: Collectively, (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (ii) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to any Environmental Law.
     “Highest Lawful Rate”: On any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
     “Increase Effective Date”: As defined in Section 2.24.
     “Increased Commitment Amount”: As defined in Section 2.24.
     “Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all Net Mark to Market Exposure under Financial Contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is personally liable, (k) any capital securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to FASB issuance No. 150 or otherwise, (l) all obligations of such Person under any Acquisition Services Agreement, and (m) all Contingent Obligations of such Person for which such Person would reserve in accordance with GAAP; provided, however, that (x) for purposes of determining the Total Cash Flow Leverage Ratio, obligations set forth in (h) and (j) shall not be included in the calculation of Indebtedness, and (y) for purposes of this Agreement, the Preferred Stock shall not be considered Indebtedness.
     “Interest Period”: With respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrowers’ Agent pursuant to this Agreement. Such Interest Period shall end on the day that corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Investment”: With respect to any Person, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts (other than those arising in connection with Rate Management Transactions) owned by such Person.
     “LC Fee”: As defined in Section 2.18.4.
     “LC Issuer”: U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs hereunder.
     “LC Obligations”: At any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Payment Date”: As defined in Section 2.18.5.
     “Lenders”: The lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.
     “Lending Installation”: With respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its administrative questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16.
     “Letter of Credit”: With respect to any Person, a letter of credit or similar instrument that is issued upon the application of such Person, upon which such Person is an account party or for which such Person is in any way liable.
     “Lien”: Any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, priority or other security agreement or similar arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan”: A Revolving Loan, a Term Loan, a Swing Line Loan or a Converted Term Loan.
     “Loan Documents”: This Agreement, the Facility LC Applications, the Collateral Documents, the Side Letters, any note or notes executed by any Borrower in connection with this Agreement and payable to a Lender, and any other material agreement, now or in the future, executed by any Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.
     “Material Adverse Effect”: A material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Borrowers (taken as a whole) to perform their material obligations under the Loan Documents, or (iii) any Substantial Portion of the Collateral under the Collateral Documents or on the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.
     “Material Borrower”: (a) Dolan, (b) APC, (c) DiscoverReady, (d) Counsel Press, LLC, a Delaware limited liability company, and (e) any other Borrower or group of Borrowers that individually or collectively generate or own ten percent (10%) or more of the total revenues and/or assets of the Business Information Division, the Professional Services Division and/or any other business division hereafter created, of Dolan, as determined by reference to the most recent report on Form 10-Q or Form 10-K, as the case may be, with respect to the Borrowers filed with the Securities and Exchange Commission, for the year to date or twelve month period, as applicable, covered thereby.
     “Material Collateral Documents”: As defined in Section 7.14.
     “Material Indebtedness”: Any Indebtedness in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
     “Material Indebtedness Agreement”: Any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
     “Minimum Adjusted EBITDA”: For any period of determination, (a) if the Aggregate Commitment has not been increased pursuant to Section 2.24, $27,500,000, or (b) if the Aggregate Commitment has been increased pursuant to Section 2.24, an amount equal to the sum of (i) $27,500,000 plus (ii) the product of (A) the aggregate amount by which the Aggregate Commitment was increased pursuant to Section 2.24 less the aggregate amount by which the Aggregate Commitment was reduced pursuant to Section 2.6, if any, times (B) 0.166667; provided that in no event shall the Minimum Adjusted EBITDA be less than $27,500,000 or greater than $35,000,000.

     “Modify” and “Modification”: As defined in Section 2.18.1.
     “Moody’s”: Moody’s Investors Service, Inc.
     “Multiemployer Plan”: A Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which a Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Net Capital Expenditures”: Actual Capital Expenditures less Capital Expenditure Financing.
     “Net Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of (i) interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers and their Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, (c) net costs under Rate Management Transactions, in each case determined in accordance with GAAP, but excluding, in any event, (X) interest on Indebtedness of the Borrowers (other than Indebtedness under this Agreement) that is accrued and not paid in cash, (Y) amortized deferred financing costs that are not paid in cash and (Z) other non-cash payments of interest less (ii) interest income of the Borrowers (but in no event less than zero).
     “Net Mark-to-Market Exposure”: With respect to any Person, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).
     “New Lender”: As defined in Section 2.24.
     “Non-U.S. Lender”: As defined in Section 3.5(d).
     “Note”: As defined in Section 2.12.
     “Obligations”: All unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers or any Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents, any Rate Management Transaction between a Borrower or a Subsidiary and a Lender or an Affiliate of a Lender and any Cash Management Services Agreement between a Borrower or a Subsidiary and a Lender or an Affiliate of a Lender.

     “Operating Lease”: With respect to any Person, any lease of Property (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
     “Other Taxes”: As defined in Section 3.5(b).
     “Outstanding Credit Exposure”: As to any Lender at any time, the sum of (i) such Lender’s Revolving Credit Exposure, plus (ii) the aggregate principal Dollar amount of its Term Loan outstanding at such time, plus (iii) the aggregate principal Dollar amount of its Converted Term Loan outstanding at such time.
     “Participants”: As defined in Section 12.2.1.
     “PBGC”: The Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Acquisition”: (i) Any Acquisition by a Borrower or a Subsidiary of a Borrower that will become a Borrower pursuant to Section 6.16 where (a) the business or division acquired is substantially similar or materially related to, or the Person acquired is engaged in a business or businesses substantially similar or materially related to, any of the businesses engaged in by the Borrowers on the Closing Date, (b) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (c) the Available Aggregate Revolving Commitment is not less than $10,000,000 after making such Acquisition, (d) the total consideration to be paid by the Borrowers in connection with such Acquisition (excluding any earn out payments) does not exceed $40,000,000 for any one such Acquisition, or, together with any earnout payment payable in such fiscal year in respect of any other Permitted Acquisition, $80,000,000 in the aggregate with all other Permitted Acquisitions in any fiscal year of the Borrowers, (e) immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with all the financial ratios and restrictions set forth in Section 6.26, (f) if such Acquisition could reasonably be expected to result in an Acquisition Triggering Event, the Total Cash Flow Leverage Ratio, both on a pro forma basis reflecting consummation of the Acquisition under consideration and as of the last day of the fiscal quarter ending immediately prior to the consummation of such Acquisition, is less than 3.25 to 1.00, (g) the Board of Directors of the target has approved such Acquisition and the Acquisition is otherwise being consummated on a non-hostile basis, (h) reasonably prior to such Acquisition, the Administrative Agent shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens on the assets or business to be acquired (other than Liens permitted by Section 6.23) upon consummation thereof, (i) reasonably prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the material terms and conditions, including material economic terms, of the proposed Acquisition, and the calculation of Pro Forma EBITDA relating thereto, (j) consents shall have been obtained, if necessary, in favor of the Administrative Agent and the Senior Secured Parties to the collateral assignment of rights and indemnities under the related acquisition documents and (if delivered to the Borrowers) opinions of counsel for the selling party in favor of the Administrative Agent and the Lenders shall have been delivered, and (k) the provisions of Section 6.16 have been satisfied; (ii) any Acquisition by the Borrowers that does not satisfy all of the conditions described in subclauses (a) through (k) of clause (i) of the definition of Permitted Acquisitions but does satisfy the conditions described in subclauses (b), (c), (e), (g), (h) and (k) of clause (i) of the definition of Permitted Acquisitions and the total consideration to be paid by the Borrowers in connection with such Acquisition does not exceed $5,000,000 for any one Acquisition or $10,000,000 in the aggregate in any fiscal year; or (iii) any Acquisition consented to in writing by the Required Lenders. For purposes of the foregoing, “total consideration” shall mean, without duplication, cash or other consideration paid, the fair market value of property or Equity Interests exchanged (or the face amount, if preferred stock) other than common stock of Dolan, the total amount of any deferred payments or purchase money debt, all Seller Indebtedness, and the total amount of any Indebtedness assumed or undertaken in such transactions.
     “Permitted Holder”: James P. Dolan, and each of his Affiliates.
     “Person”: Any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization or government or political subdivision or any agency, department or instrumentality thereof.
     “Plan”: An employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under § 412 of the Code as to which a Borrower or any member of the Controlled Group may have any liability.
     “Preferred Stock”: The Series A Junior Participating Preferred Stock, par value $.001 per share, of Dolan.
     “Pricing Schedule”: The Schedule attached hereto identified as such.
     “Prime Rate”: A rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
     “Pro Forma EBITDA”: For any period of calculation, Adjusted EBITDA of the Borrowers plus, if the Borrowers have acquired the Equity Interests or assets of another Person in a Permitted Acquisition during such period, a fraction (the numerator of which is the number of days in such period occurring before the closing of such Permitted Acquisition and the denominator of which is 365) multiplied by the sum of (i) Adjusted EBITDA of such Person for the four fiscal quarters or twelve months ended most recently before the date the Permitted Acquisition closes, based on financial information that the Borrowers and the Administrative Agent or, with respect to a Permitted Acquisition described in clause (iii) of the definition thereof, the Required Lenders, reasonably deem reliable, plus (ii) an amount reasonably estimated by the Borrowers as the annualized expense reduction applicable to such Person in connection with such Permitted Acquisition, based on an equivalent amount of business activity, which estimate shall be subject to reasonable review and approval of the Administrative Agent or, with respect to a Permitted Acquisition described in clause (iii) of the definition thereof, the Required Lenders (all without duplication).
     “Prohibited Transaction”: As defined in § 4975 of the Code and § 406 of ERISA.
     “Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time.
     “Property”: With respect to any Person, any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Purchasers”: As defined in Section 12.3.1.
     “Quotation Date”: In relation to any Interest Period for which an interest rate is to be determined, two Business Days before the first day of that period.
     “Rate Management Obligations”: With respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
     “Rate Management Transaction”: Any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Borrower that is a rate swap, basis swap, forward rate transaction, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, or other financial measures.
     “Regulation D”: Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

     “Regulatory Change”: As defined in Section 3.1.
     “Reimbursement Obligations”: At any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.18 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
     “Reportable Event”: A reportable event as defined in § 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has, as of the date hereof, by regulation waived the requirement of §4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of § 412 of the Code and of § 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either § 4043(a) of ERISA or § 412(d) of the Code.
     “Reports”: As defined in Section 9.6.
     “Required Lenders”: Lenders in the aggregate having at least 51% of the sum of (a) the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has been terminated, the Aggregate Revolving Credit Exposure) plus (b) the outstanding Term Loans and Converted Term Loans.
     “Reserve Requirement”: With respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) that is imposed under Regulation D on Eurocurrency liabilities.
     “Restricted Payment”: Any of (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interest in any Borrower, (b) any amount paid on account of any Indebtedness, promissory notes, intercompany Indebtedness or other liabilities or obligations owed by any Borrower to any holder of Equity Interests in such Borrower other than a Borrower or (c) any amount prepaid directly or indirectly on account of any Indebtedness other than any prepayment on the Obligations.
     “Revolving Commitment”: For each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrowers in an aggregate amount not exceeding the amount set forth on Schedule 1 as its Revolving Commitment, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.
     “Revolving Credit Exposure”: As to any Lender at any time, the sum of (i) the aggregate principal Dollar amount of its Revolving Loans outstanding at such time, plus

     (ii) an amount equal to its Revolving Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Revolving Percentage of the LC Obligations at such time.
     “Revolving Loan”: With respect to a Lender, such Lender’s loan made pursuant to its Revolving Commitment set forth in Section 2.1 (or any conversion or continuation thereof).
     “Revolving Percentage”: With respect to a Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Aggregate Revolving Commitment, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, the “Revolving Percentage” means the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Aggregate Revolving Credit Exposure at such time; and provided, further, that when a Defaulting Lender exists, “Revolving Percentage” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
     “S&P”: Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale and Leaseback Transaction”: Any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
     “Schedule”: A specific schedule to this Agreement, unless another document is specifically referenced.
     “Section”: A numbered section of this Agreement, unless another document is specifically referenced.
     “Security Agreement”: The Pledge and Security Agreement of even date herewith between the Borrowers and the Administrative Agent, as amended, restated or otherwise modified from time to time.
     “Seller Indebtedness”: All Indebtedness described in Section 6.22(e).
     “Senior Secured Parties”: The Administrative Agent, the Lenders, the LC Issuer and each other Person to which any of the Obligations are owed.
     “Side Letters”: The APC Side Letter, the DiscoverReady Side Letter and each other letter agreement between the Administrative Agent and the non-Borrower holders of Equity Interests in a Borrower that is a non-Wholly-Owned Subsidiary in respect of the Security Agreement.

     “Single Employer Plan”: A Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “Stated Rate”: As defined in Section 2.21.
     “Subject Lender”: As defined in Section 2.24.
     “Subordinated Debt”: Any Indebtedness of any Borrower, now existing or hereinafter credited, incurred or arising, that is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Required Lenders have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of any Borrower existing on the date of this Agreement and set forth on Schedule 1.1.
     “Subsidiary”: With respect to any Person, (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower.
     “Substantial Portion”: With respect to the Property of the Borrowers and their Subsidiaries, Property that has an aggregate fair market value of at least $5,000,000.
     “Swing Line Borrowing Notice”: As defined in Section 2.22(b).
     “Swing Line Exposure”: As defined in Section 2.21.
     “Swing Line Lender”: U.S. Bank or any other Lender that succeeds to U.S. Bank’s rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
     “Swing Line Loan”: A Loan made available to the Borrowers by the Swing Line Lender pursuant to Section 2.22.
     “Swing Line Sublimit”: The maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrowers at any one time, which, as of the date hereof, is $10,000,000.
     “Taxes”: Any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

     “Term Loan”: With respect to a Lender, such Lender’s loan made pursuant to its Term Loan Commitment set forth in Section 2.1 (or any conversion or continuation thereof).
     “Term Loan Commitment”: For each Lender, the obligation of such Lender to make a Term Loan to the Borrowers in an aggregate amount not exceeding the amount set forth on Schedule 1 as its Term Loan Commitment.
     “Total Cash Flow Leverage Ratio”: For any period of determination, the ratio of (a) Total Funded Debt to (b) Pro Forma EBITDA.
     “Total Funded Debt”: For any period of determination, without duplication, the sum of (a) outstanding borrowings under this Agreement, plus (b) the undrawn face amount of issued and outstanding Facility LCs and all other LC Obligations, in each case that are outstanding on such date (less any amounts deposited by the Borrowers to cash collateralize such LC Obligations), plus, (c) the aggregate outstanding principal balance of all other interest-bearing Consolidated Indebtedness including Capitalized Leases and Subordinated Debt, plus (d) Contingent Obligations covering any of the indebtedness listed in clauses (a), (b) or (c) of this definition (without duplication) minus cash and Cash Equivalent Instruments in excess of $5,000,000.
     “Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrowers that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.
     “Transferee”: As defined in Section 12.4.
     “Type”: With respect to any Advance, its nature as a Base Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.
     “U.S. Bank”: U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
     “U.S.A. Patriot Act”: The U.S.A. Patriot Act of 2001, 31 U.S.C. § 5318, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended.
     “Unfunded Liabilities”: The amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
     “Wholly-Owned Subsidiary”: With respect to any Person, (i) any Subsidiary of which 100% of the beneficial ownership interests are at the time owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests are at the time so owned or controlled.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
THE CREDITS
     2.1. Commitment.
     (a) Revolving Credit. From and including the Closing Date and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if the Revolving Loans are to be made on the Closing Date, the satisfaction of the conditions precedent set forth in Section 4.1, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrowers in Dollars and participate in Facility LCs issued upon the request of the Borrowers, provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, the Dollar amount of such Lender’s Revolving Credit Exposure shall not exceed its Revolving Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. The Revolving Commitments hereunder shall expire on the Facility Termination Date.
     (b) Term Loans. On the Closing Date, upon satisfaction of the conditions set forth in Sections 4.1 and 4.2, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrowers in Dollars in the amount of such Lender’s Term Loan Commitment. Each Lender’s Term Loan shall be available to the Borrowers on the Closing Date and, once repaid, may not be reborrowed.
     (c) Other. The Lenders will make Converted Term Loans hereunder on the terms and conditions set forth in Section 2.23. The Swing Line Lender will make Swing Line Loans hereunder on the terms and conditions set forth in Section 2.22. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.18.
     2.2. Required Payments; Termination.
     (a) Aggregate Commitment. If at any time the Dollar amount of the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment, the Borrowers shall immediately make a payment on Revolving Loans, Swing Line Loans or Reimbursement Obligations sufficient to eliminate such excess.
     (b) Term Loans. The Borrowers shall make quarterly principal payments in the amount of $1,250,000 each for application to the Term Loans on the last day of each fiscal quarter, commencing on March 31, 2011.

     (c) Converted Term Loans. The Borrowers shall make quarterly principal payments in an amount equal to 2.5% of the Converted Amount (10% per annum) for application to the Converted Term Loans on the last day of each fiscal quarter, commencing on the first quarter end following the Conversion Date; provided, however, that if such quarter end is less than forty-five (45) days from the Conversion Date, such payments shall commence the second quarter end following the Conversion Date.
     (d) Proceeds of Asset Sales. Within 365 days following the receipt thereof, the Borrowers shall, at any time a Term Loan or a Converted Term Loan is outstanding or at such other times as may be determined by the Required Lenders, prepay to the Administrative Agent for the benefit of the Lenders one hundred percent (100%) of the proceeds of any sale, lease or other disposition by any Borrower of assets (excluding any sale of assets permitted by clauses (a), (b), (c), (d), (e) or (f) of Section 6.13) with an aggregate net book value in any fiscal year in excess of $5,000,000, or for which consideration in excess of $5,000,000 in the aggregate is received in any fiscal year, net of the actual cash expenses and taxes paid or incurred by any Borrower in connection with such sale (for the sake of clarity, such prepayment shall only be made with such net proceeds in excess of such $5,000,000 threshold); provided, however, that (i) no such prepayment shall be required to the extent the Borrowers acquire within such 365-day period productive assets used or useful in carrying on the business of the Borrowers and having a value at least equal to the assets sold, leased or otherwise disposed of, and (ii) this Section 2.2(c) shall not be deemed to authorize any sale or other transfer that would otherwise be prohibited by Section 6.13. All prepayments under this Section 2.2(c) shall be applied pro rata first to the unpaid principal balance of the Term Loans in inverse chronological order of the maturities, then to the unpaid principal balance of the Converted Term Loans (if any) in inverse chronological order of the maturities, and then, if required by the Required Lenders in connection with such sale, lease or disposition, to any Revolving Loans then outstanding; provided, however, that in the event a Base Rate Advance and a Eurocurrency Advance have the same maturity, the Administrative Agent, to the extent practical in the Administrative Agent’s determination, shall make such application first to such Base Rate Advance before application to such Eurocurrency Advance.
     (e) Facility Termination Date. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers (or, in the case of LC Obligations in respect of Facility LCs with an expiry date after the Facility Termination Date, cash collateralized in accordance with Sections 2.18.1 and 2.18.11) on the Facility Termination Date.
     2.3. Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of (a) Revolving Loans or Converted Term Loans made from the several Lenders ratably according to their Revolving Percentages or (b) Term Loans made from the Lenders ratably according to their Term Loan Commitment. The Advances may be Base Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrowers’ Agent in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrowers’ Agent in accordance with Section 2.22.

     2.4. Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Revolving Percentage a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on the last day of each fiscal quarter and on the Facility Termination Date; provided, however, that the Swing Line Loans shall count as usage of the Aggregate Revolving Commitment only with respect to the calculation of the commitment fee due hereunder to the Swing Line Lender, unless and until the Swing Line Lender has, pursuant to Section 2.22(d), required each Lender to fund the participation acquired by such Lender pursuant to Section 2.22(c) or required each Lender to make a Revolving Loan in the amount of such Lender’s Revolving Percentage of such Swing Line Loan.
     2.5. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000, or if more, in integral multiples of $100,000 above $1,000,000 and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $500,000, or if more, in integral multiples of $100,000 above $500,000, provided, however, that any Base Rate Advance in respect of a Revolving Loan may be in the amount of the Available Aggregate Revolving Commitment.
     2.6. Reductions in Aggregate Revolving Commitment; Optional Principal Payments. In addition to the mandatory reduction in the Aggregate Revolving Commitment pursuant to Section 2.23, the Borrowers may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders in the minimum amount of $1,000,000, upon at least five Business Days’ written notice from the Borrowers’ Agent to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Aggregate Revolving Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. The Borrowers may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $500,000, or if more, in integral multiples of $100,000 above $500,000, any portion of the outstanding Base Rate Advances (other than Swing Line Loans) upon same day notice to the Administrative Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice from the Borrowers’ Agent to the Administrative Agent and the Swing Line Lender by 12:00 p.m. (Minneapolis time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $1,000,000 or if more, in integral multiples of $100,000 above $1,000,000, any portion of the outstanding Eurocurrency Advances upon two Business Days’ prior notice from the Borrowers’ Agent to the Administrative Agent.
     2.7. Method of Selecting Types and Interest Periods for New Advances. The Borrowers’ Agent shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. The Borrowers’ Agent shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 12:00 p.m. (Minneapolis time) on the Borrowing Date of each Base Rate

Advance (other than a Swing Line Loan) and two Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:
     (a) the Borrowing Date, which shall be a Business Day, of such Advance,
     (b) the aggregate amount of such Advance,
     (c) the Type of Advance selected, and
     (d) in the case of each Eurocurrency Advance, the Interest Period applicable thereto;
Not later than 2:00 p.m. (Minneapolis time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrowers pursuant to the Borrowing Notice.
     2.8. Conversion and Continuation of Outstanding Advances. Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurocurrency Advances pursuant to this Section or are repaid in accordance with Section 2.6. Each Eurocurrency Advance denominated in Dollars shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.6 or (y) the Borrowers’ Agent has given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.5, the Borrowers may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurocurrency Advance in the minimum amount of $500,000, or if more, in integral multiples of $100,000 above $500,000. The Borrowers’ Agent shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurocurrency Advance, conversion of a Eurocurrency Advance to a Base Rate Advance, or continuation of a Eurocurrency Advance not later than 12:00 p.m. (Minneapolis time) at least two Business Days prior to the date of the requested conversion or continuation, specifying:
     (a) the requested date, which shall be a Business Day, of such conversion or continuation,
     (b) the amount and Type of the Advance that is to be converted or continued, and
     (c) the amount of such Advance that is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
     2.9. Interest Rates. Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a

Base Rate Advance pursuant to Section 2.8, to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.8, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on the portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Base Rate for such day or another rate if agreed to by the Borrowers’ Agent and the Swing Line Lender. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate reasonably determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrowers’ Agent’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of the Required Lenders, the Borrowers shall not maintain more than twelve Eurocurrency Advances at any time.
     2.10. Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.7, 2.8, 2.9 or 2.23, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrowers’ Agent (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance until such Default or Event of Default is current or waived. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Administrative Agent and the Borrowers’ Agent (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest at the rate equal to the Eurocurrency Rate for the relevant Interest Period plus 2% per annum, (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Event of Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to Advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.
     2.11. Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrowers’ Agent (which written notice shall be delivered to Borrowers’ Agent prior to receipt of the applicable payment) by 12:00 p.m. (Minneapolis time) on the date when due and shall (except (i) with respect to payments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the

Lenders or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the accounts of the Borrowers maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrowers to the LC Issuer pursuant to Section 2.18.6.
     2.12. Evidence of Indebtedness.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
     (c) The entries in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
     (d) Any Lender may request that its Revolving Loans be evidenced by a promissory note substantially in the form of Exhibit D, or that its Term Loan be evidenced by a promissory note substantially in the form of Exhibit E, or that its Converted Term Loan be evidenced by a promissory note substantially in the form of Exhibit F, or, in the case of the Swing Line Lender, a promissory note substantially in the form Exhibit G (each a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b)(i) and (ii) above.

     2.13. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrowers, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may be an e-mail confirmation) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance shall be payable in arrears on the first Business Day of each month, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on Base Rate Advances shall be calculated based on the actual number of days elapsed on the basis of a 365/366-day year. Interest on Eurocurrency Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.
     2.15. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction or increase notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice and repayment notice. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.
     2.16. Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations, and the LC Issuer may book the Facility LCs, at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and any Lender or the LC Issuer may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrowers’ Agent in accordance with Article XIII, designate replacement or additional Lending Installations through which it will make Loans or issue Facility LCs and for whose account Loan payments or payments with respect to Facility LCs are to be made.
     2.17. Non-Receipt of Funds by the Administrative Agent. Unless the Borrowers’ Agent or a Lender, as the case may be, notifies the Administrative Agent, prior to the date on which it is scheduled to make payment to the Administrative Agent (or, with respect to Base Rate Advances, prior to the time such Advances are required to be made by a Lender) of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrowers, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or a Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period from and including the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrowers, the interest rate applicable to the relevant Loan.
     2.18. Facility LCs.
     2.18.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrowers’ Agent; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate Dollar amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one year later than the fifth Business Day prior to the Facility Termination Date if the Borrowers have posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the LC Obligations with respect to such Facility LC. The Borrower and the LC Issuer each hereby agree and acknowledge that the Existing LCs shall be deemed to be Letters of Credit issued under, and subject to the terms and conditions of this Agreement.
     2.18.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Percentage.
     2.18.3. Notice. Subject to Section 2.18.1, the Borrowers’ Agent shall give the Administrative Agent notice prior to 12:00 p.m. (Minneapolis time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the LC Issuer and each Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrowers shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that the LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, the LC Issuer has received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
     2.18.4. LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Revolving Percentage, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the original face amount of the Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, such fee to be payable in arrears on the last day of each fiscal quarter (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account on demand all amendment, drawing and other fees regularly charged by the LC Issuer to its letter of credit customers and all out-of-pocket expenses reasonably incurred by the LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
     2.18.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers’ Agent and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment are in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Revolving Percentage of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.18.6 below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 p.m. (Minneapolis time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.
     2.18.6. Reimbursement by Borrower. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts required to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrowers nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrowers or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Revolving Percentage all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.18.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.7 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrowers may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
     2.18.7. Obligations Absolute. The Borrowers’ obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligation in respect of any

Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrowers or of any of their Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to be attributable to the gross negligence or willful misconduct of the LC Issuer. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section is intended to limit the right of the Borrowers to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.18.6.
     2.18.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or electronic mail message, statement, order or other document it reasonably believes to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it first receives such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it is first indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section, the LC Issuer shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
     2.18.9. Indemnification. The Borrowers hereby agree to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses that such Lender, the LC Issuer or the Administrative Agent may incur (or that may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses that the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein shall affect any rights the Borrowers may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC that specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of such Facility LC. Nothing in this Section is intended to limit the obligations of the Borrowers under any other provision of this Agreement.
     2.18.10. Lenders’ Indemnification. Each Lender shall, in accordance with its Revolving Percentage, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section or any action taken or omitted by such indemnitees hereunder.
     2.18.11. Facility LC Collateral Account. Following the occurrence of any of the events described in Sections 2.18.1, 2.21 or 8.1 with respect to a requirement of a Person to post cash collateral, the Borrowers will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) in the name of the Borrowers’ Agent but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders in which the Borrowers shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrowers’ right, title and interest in and to all funds that are from time to time on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding 30 days. Nothing in this Section shall either obligate the Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

     2.18.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
     2.19. Replacement of Lender. If the Borrowers are required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, if any Lender’s obligation to make or continue, or to convert Base Rate Advances into, Eurocurrency Advances is suspended pursuant to Section 3.2(b) or 3.3, or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 2.18.5 or the Swing Line Lender pursuant to Section 2.22(d), declines to approve an amendment or waiver approved by the Required Lenders but that otherwise requires unanimous consent of the Lenders, or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrowers may elect, upon such default or declination or if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity that is reasonably satisfactory to the Borrowers’ Agent and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B, to become a Lender for all purposes under this Agreement, to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment that would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
     2.20. Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation that constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrowers or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (y) total interest in excess of the amount such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest that would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate, at which time the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions of this Agreement or any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers’ obligations to such Lender, effective as of the date or dates when the event occurs that causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
     2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.4;
     (b) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided, however, that the foregoing shall not permit (A) an increase in such Defaulting Lender’s stated commitment amounts, (B) the waiver, forgiveness or reduction of the principal amount of any Revolving Loans outstanding to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly) (C) the extension of the final maturity dates of such Defaulting Lender’s portion of any of the Loans or other Obligations owing to such Defaulting Lender, in each case without such Defaulting Lender’s consent, or (D) any other modification that requires the consent of all Lenders or all affected Lenders that affects the Defaulting Lender differently from the other affected Lenders;
     (c) if any Swing Line Loans are outstanding or LC Obligations exist at the time a Lender becomes a Defaulting Lender then:

     (i) all or any part of the unfunded participations in and commitments with respect to such Swing Line Loans or LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Revolving Loans and participations in and commitments with respect to Revolving Loans, Swing Line Loans and Facility LCs does not exceed the total of all non-Defaulting Lender’s Revolving Commitments and (y) the conditions set forth in Article IV are satisfied at such time; provided, that the LC Fees payable to the Lenders shall be determined taking into account of such reallocation.
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, within one Business Day following notice by the Administrative Agent, (x) first, prepay a portion of such outstanding Swing Line Loans in an amount equal to such Defaulting Lender’s Swing Line Exposure and (y) second, cash collateralize such Defaulting Lender’s Revolving Percentage of the LC Obligations in accordance with the procedures set forth in Section 8.1 for so long as such Facility LC Exposure is outstanding;
     (iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Facility LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees pursuant to Section 2.18.4 with respect to such Defaulting Lender’s Facility LC Exposure during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized by the Borrowers; and
     (iv) if any Defaulting Lender’s Facility LC Exposure is not cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.18.4 with respect to such Defaulting Lender’s Facility LC Exposure shall be payable to the LC Issuer until such Facility LC Exposure is cash collateralized;
     (d) so long as any Lender is a Defaulting Lender, the LC Issuer shall not be required to issue or Modify any Facility LC, unless it is satisfied that (x) the related exposure will be 102% covered by cash collateral provided by the Borrowers in accordance with Section 2.21(c) or (y) the participations in the LC Obligations related to any existing Facility LC as well as the new or Modified Facility LC have been or will be allocated among the non-Defaulting Lenders pursuant to Section 2.21(c)(i); and
     (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as are determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Facility LC in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrowers’ Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swing Line Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of draws under Facility LCs with respect to which the LC Issuer has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
     In the event a Defaulting Lender has adequately remedied all matters that caused it to be a Defaulting Lender, as reasonably determined by the Administrative Agent, the Borrowers’ Agent, the LC Issuer and the Swing Line Lender, then the Swing Line Exposure and Facility LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent determines necessary for such Lender to hold the Revolving Loans in accordance with its Revolving Percentage. For purposes of this Section, (x) “Swing Line Exposure” means, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Revolving Percentage of the aggregate principal amount of all Swing Line Loans outstanding at such time and (y) “Facility LC Exposure” means with respect to any Defaulting Lender at any time, such Defaulting Lender’s Revolving Percentage of the LC Obligations at such time.
     Nothing in the foregoing shall be deemed to constitute a waiver by the Borrowers of any of their rights or remedies (whether in equity or law) against any Lender that fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
     2.22. Swing Line Loans.
     (a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1, from and including the Closing Date and prior to the Facility Termination Date, the Swing Line Lender may, at its option and in its sole discretion, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Commitment. Subject to the terms of this Agreement (including without limitation the discretion of the Swing Line Lender), the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
     (b) Borrowing Notice. The Borrowers’ Agent shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Minneapolis time) on the Borrowing Date of each Swing Line Loan specifying (i) the applicable Borrowing Date (which shall be a Business Day) and (ii) the aggregate amount of the requested Swing Line Loan, which shall not be less than $100,000. The Swing Line Loans shall bear interest at the Base Rate or another rate if agreed to by the Borrowers’ Agent and the Swing Line Lender.
     (c) Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (Minneapolis time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make such funds available to the Borrowers on the Borrowing Date at such address. Each time the Swing Line Lender makes a Swing Line Loan pursuant to this Section, the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender a participation in such Swing Line Loan in proportion to its Revolving Percentage.
     (d) Repayment of Swing Line Loans. The Borrower shall pay each Swing Line Loan in full on the date selected by the Administrative Agent. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Lender to fund the participation acquired by such Lender pursuant to Section 2.22(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Revolving Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon) for the purpose of repaying such Swing Line Loan. Not later than noon (Minneapolis time) on the date of any notice received pursuant to this Section, each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.8 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender notifies the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 has not been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section to repay Swing Line Loans or to fund the participation acquired pursuant to Section 2.22(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Borrowers, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrowers, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section, interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received, and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.
     2.23. Converted Term Loan Commitment.
     (a) Converted Term Loans. On the terms and subject to the conditions hereof, each Lender severally agrees on the Conversion Date to make a term loan to the Borrowers, jointly and severally, by converting its Revolving Loan in a principal amount equal to its Revolving Percentage of the Converted Amount (each, a “Converted Term Loan”), but in an aggregate amount not to exceed such Lender’s Converted Term Loan Commitment.
     (b) Procedure. Within thirty (30) calendar days after the first date following the second anniversary of the Closing Date on which the aggregate unpaid principal balance of the Revolving Loans exceeds $50,000,000 (the “Trigger Date”) and at least five (5) Business Days prior to the requested Conversion Date, the Borrowers’ Agent shall deliver a written notice of conversion to the Administrative Agent. The Administrative Agent shall promptly deliver a copy of such notice to the Lenders. Such notice shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Conversion Date and after giving effect to the requested Converted Term Loans, the applicable conditions specified in Article IV have been and will be satisfied. Such notice shall specify (i) the requested Conversion Date (which shall be a date no later than thirty (30) calendar days from the Trigger Date), (ii) the Converted Amount, (iii) subject to Section 2.8, whether the Converted Term Loan will be funded as Base Rate Advances or Eurocurrency Advances, and (iv) in the case of Eurocurrency Advances, the duration of the initial Interest Period applicable thereto; provided, however, that no Converted Term Loans shall be funded as Eurocurrency Advances if a Default or Event of Default has occurred and is continuing and notice has been given pursuant to the first sentence of Section 2.10, except that Eurocurrency Advances in respect of the Revolving Loan may be continued as Eurocurrency Advances in respect of the Converted Term Loan for the remaining Interest Period in respect of such Advance. Notwithstanding the foregoing, the Revolving Loans may not be repaid following the Trigger Date but prior to the Conversion Date by an amount that would cause the aggregate unpaid principal balance of the Revolving Loans on the Conversion Date to be less than $50,000,000. On the Conversion Date, each Lender will convert its Revolving Loans to Converted Term Loans in an amount equal to its Revolving Percentage of the Converted Amount; provided, however, that if the Borrowers’ Agent did not indicate whether the Converted Term Loans will be funded as Base Rate Advances or Eurocurrency Advances, such Converted Term Loans will be funded as Base Rate Advances.
     (c) Effect; Repayment. From and after the Conversion Date, each Lender’s Revolving Commitment shall be permanently reduced by an amount equal to such Lender’s Revolving Percentage times the Converted Amount. The Converted Term Loans shall be repaid in accordance with Section 2.2(c).
     (d) Affirmation. The Converted Term Loans made pursuant to this Section 2.23 shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents. The Borrowers shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens granted by the Collateral Documents continue to be perfected under the UCC (as defined in the Collateral Documents) or otherwise after giving effect to the establishment of any such Converted Term Loans.
     2.24. Increased Commitment. Notwithstanding anything to the contrary, at any time, and from time to time, from and after the Closing Date (but at least 90 days prior to the Facility Termination Date), and so long as no Default or Event of Default has occurred and is continuing, the Borrowers’ Agent may request an increase in the Aggregate Revolving Commitment (such increase, the “Increased Commitment Amount”); provided that (i) such Increased Commitment Amount shall first be offered to each Lender in an amount equal to such Lender’s Revolving Percentage, and (ii) to the extent any Lender does not accept such offer within ten (10) Business Days, then such amount may be offered by Borrowers’ Agent to any other Lender or to a Person that is an Eligible Assignee and, for purposes of this clause (ii), is reasonably acceptable to the Administrative Agent (a “New Lender”), which New Lender may be added as a “Lender” under this Agreement with a Revolving Commitment equivalent to such offered amount; provided further, that (a) upon giving effect to any such new Revolving Commitment, the Revolving Commitment Amount of the New Lender shall not be less than $10,000,000, and (b) the Aggregate Revolving Commitment, after giving effect to the Increased Commitment Amount, shall not exceed $200,000,000 less the aggregate amount of the reductions in the Aggregate Revolving Commitment pursuant to Sections 2.6 and 2.23(c). The Administrative Agent and the Borrowers’ Agent and each Lender increasing its Revolving Commitment or New Lender, as the case may be, shall agree on the date as of which the increased Revolving Commitment or such New Lender’s Revolving Commitment, as applicable, shall become effective. Each New Lender shall execute and deliver an instrument in the form prescribed by the Administrative Agent (which instrument need not be executed by any other Lender in order to be effective) to evidence its agreement to be bound by this Agreement and the other Loan Documents. Each Lender increasing its Revolving Commitment shall execute documentation prescribed by the Administrative Agent evidencing such increase. Upon the effective date (the “Increase Effective Date”) of an increase in any Lender’s Revolving Commitment or inclusion of a New Lender as a

Lender under this Agreement (the “Subject Lender”), the Administrative Agent shall deliver to the Borrowers’ Agent and each Lender a notice setting forth the revised Aggregate Revolving Commitment. Further, upon the Increase Effective Date, the Subject Lender shall make Revolving Loans and Converted Term Loans and, if applicable pursuant to Sections 2.18 and 2.22, purchase participations in Facility LCs and Swing Line Loans as calculated by the Administrative Agent so that its outstanding Revolving Loans and any such participations in Swing Line Loans and Letters of Credit are equal to its respective Revolving Percentage of all Revolving Loans and any such participations in Swing Line Loans and Facility LCs outstanding on such date and the Administrative Agent shall distribute the proceeds of such Loans to the other Lender in accordance with their Revolving Percentage of all Revolving Loans outstanding on the Increase Effective Date, and each other Lender’s participations in any such Swing Line Loans and Facility LCs shall be reduced ratably by its Revolving Percentage of the participations in any such Swing Line Loans and Facility LCs purchased by the Subject Lender, in each case after giving effect to the increase to the Aggregate Revolving Commitment upon the Increase Effective Date, but prior to any additional Revolving Loans, Swing Line Loans or Facility LCs requested by the Borrowers to be made on the Increase Effective Date. Notwithstanding anything to the contrary, no Lender shall be obligated to increase its Commitment pursuant to this Section 2.24.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation, promulgation, implementation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency related to such new adoption, interpretation or decision (a “Regulatory Change”):
     (a) subjects any Lender or applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein,
     (b) imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

     (c) imposes any other condition the result of which is to increase the cost to any Lender or applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Facility LCs, reduces any amount receivable by any Lender or applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participations therein, or requires any Lender or applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loans or Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrowers shall pay such Lender or the LC Issuer, as the case may be, such additional amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.
     3.2. Changes in Capital Adequacy Regulations; Illegality.
     (a) If any Lender or the LC Issuer reasonably determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrowers shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by any Lender, the LC Issuer, any Lending Installation or any corporation controlling any Lender or the LC Issuer. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means

(i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     (b) If any Lender determines that any Regulatory Change has made it unlawful for such Lender or its applicable Lending Installation to make, maintain or fund Eurocurrency Advances, or to determine or charge interest rates based upon the Eurocurrency Base Rate, then, on notice thereof by such Lender to the Borrowers’ Agent through the Administrative Agent, (i) any obligation of such Lender to make or continue, or to convert any Advances to, Eurocurrency Advances shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers’ Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Advances and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.3. Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders reasonably determine that deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, reasonably determines that the interest rate applicable to Eurocurrency Advances is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

     3.4. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrowers’ Agent for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for such Lender’s reasonable costs, expenses and Interest Differential (as reasonably determined by such Lender) incurred as a result of such prepayment. “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.
     3.5. Taxes.
     (a) All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower is required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, (iii) the Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrowers shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (b) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
     (c) The Borrowers hereby agree to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment or any Loans made by it hereunder or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days after the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

     (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement (or within ten Business Days of any Person becoming a Lender pursuant to Section 12.3), (i) deliver to the Administrative Agent (and upon request, the Borrowers’ Agent) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers’ Agent and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers’ Agent or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers’ Agent and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (e) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers’ Agent and the Administrative Agent (i) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Lender, and (ii) other documentation reasonably requested by the Borrowers’ Agent and the Administrative Agent sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
     (f) For any period during which a Non-U.S. Lender has failed to provide the Borrowers’ Agent with an appropriate form pursuant to clause (d) or (e) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) or (e) above, the

Borrowers shall take such steps as such Non-U.S. Lender reasonably requests to assist such Non-U.S. Lender to recover such Taxes.
     (g) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers’ Agent (with a copy to the Administrative Agent), at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (h) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered its exemption from withholding ineffective or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection (vii), together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section shall survive the payment of the Obligations and termination of this Agreement.
     3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers’ Agent (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers’ Agent of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT
     4.1. Initial Credit Extension. The making of the initial Loans, and if applicable the issuance of the initial Letter of Credit, shall be subject to the prior or simultaneous fulfillment of the following conditions:
     4.1.1. Documents. The Administrative Agent shall have received the following in sufficient counterparts (except for the Notes) for each Lender:
     (a) This Agreement, duly executed by the Borrowers.
     (b) A Note drawn to the order of each Lender that has requested a Note, executed by an Authorized Officer of the Borrowers and dated the date hereof.
     (c) The Collateral Documents, including without limitation the Security Agreement and a collateral assignment of intellectual property from each Borrower that owns federally registered intellectual property, duly executed by the Borrowers, together with completed UCC, tax lien, and judgment searches for the Borrowers satisfactory to the Administrative Agent.
     (d) The APC Side Letter and the DiscoverReady Side Letter, each duly executed by the parties thereto.
     (e) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the date hereof and certifying as to the following:
     (i) A true and accurate copy of the resolutions or unanimous written consent of the Borrower authorizing the execution, delivery, and performance of the Loan Documents to which it is a party;
     (ii) The incumbency, names, titles, and signatures of the officers of such Person authorized to execute the Loan Documents to which the Borrower is a party and, as to the Borrowers’ Agent, to request Loans and the issuance of Letters of Credit;
     (iii) A true and accurate copy of the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a recent date; and
     (iv) A true and accurate copy of the bylaws, operating agreement or partnership agreement of the Borrower.

     (f) Certificates of current status or good standing for each Borrower in its respective jurisdiction of organization and a certificate of good standing or qualification in each state in which each Borrower is qualified to carry on its business as presently conducted, in each case as of a recent date.
     (g) Evidence satisfactory to the Administrative Agent that all other Indebtedness of the Borrowers and their Subsidiaries (other than Indebtedness permitted to remain outstanding after the date of this Agreement) has been repaid or will be repaid with the proceeds of the Loans.
     (h) A certificate of even date herewith of an Authorized Officer of the Borrowers certifying as to the matters set forth in Section 4.2(a) and (b).
     (i) (i) Financial statements complying with the requirements set forth in Section 6.1(b) for the fiscal period ended September 30, 2010 and (ii) financial statements complying with the requirements set forth in Section 6.1(a) for the three prior fiscal years.
     (j) A consolidated pro forma balance sheet of the Borrowers and their Subsidiaries as at September 30, 2010, adjusted to give effect to this Agreement, that demonstrate, in the Administrative Agent’s reasonable judgment, together with other information available to the Administrative Agent, that the Borrowers can repay their debts as and when they become due.
     (k) A compliance certificate based on the consolidated pro forma balance sheet of the Borrowers delivered pursuant to Section 4.4.1(m) calculating (after giving effect to this Agreement) the Total Cash Flow Leverage Ratio and demonstrating pro forma compliance with all financial covenants and ratios set forth in Sections 6.25 and 6.26.
     (l) Insurance certificates, as applicable, in form and substance acceptable to the Administrative Agent and listing the Administrative Agent as lenders loss payee thereon with respect to hazard insurance and as an additional insured with respect to liability insurance indicating that the Borrowers have obtained insurance of the types set forth in Section 6.3.
     (m) Copies of any environmental surveys or reports held or possessed by any Borrower relating to the real property owned or leased by any Borrower as deemed reasonably necessary or prudent by the Administrative Agent in scope and results reasonably acceptable to the Administrative Agent.
     4.1.2. Opinions. The Borrowers shall have requested its counsel to prepare written opinions, addressed to the Lenders and dated the date hereof, in form and substance reasonably acceptable to the Administrative Agent, and such opinions shall have been delivered to the Administrative Agent in sufficient counterparts for each Lender.

     4.1.3. Compliance. The Borrowers and their Subsidiaries shall have performed and complied with all agreements, terms and conditions in this Agreement required to be performed or complied with by the Borrowers and their Subsidiaries prior to or simultaneously with the closing of the transactions contemplated hereby.
     4.1.4. Collateral Documents. All Collateral Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Administrative Agent; any pledged collateral shall have been duly delivered to the Administrative Agent; and the priority and perfection of the Liens created by the Collateral Documents shall have been established to the satisfaction of the Administrative Agent and its counsel.
     4.1.5. Other Matters. All corporate and legal proceedings relating to the Borrowers and their Subsidiaries and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in scope, form and substance to the Administrative Agent, the Lenders and the Administrative Agent’s special counsel, and the Administrative Agent shall have received all information and copies of all documents, including records of corporate proceedings, that any Lender or such special counsel has reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
     4.1.6. Markets. There has been no material adverse change to the syndication market for credit facilities similar in nature to this Agreement, and no change or disruption in the financial, bank debt or capital markets that could materially impair the syndication of this Agreement, in each case as determined by the Administrative Agent in its sole discretion.
     4.1.7. Fees and Expenses. The Administrative Agent shall have received for itself and for the account of the Lenders all reasonably documented fees and other amounts due and payable by the Borrowers on or prior to the date hereof, including the reasonable fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.6.
     4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.22(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Borrowing Date:
     (a) There exists no Default or Event of Default.
     (b) The representations and warranties in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
     Each Borrowing Notice (including in respect of a Converted Term Loan), Swing Line Borrowing Notice and request for issuance of a Facility LC with respect to each such Credit

Extension shall constitute a representation and warranty by the Borrowers that the conditions in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to the Lenders that:
     5.1. Organization, Standing, Etc. Each Borrower is a corporation, limited partnership or limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower has all requisite corporate, limited partnership or limited liability company power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes (if any) and to perform its obligations under the Loan Documents to which it is a party. Each Borrower (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a Material Adverse Effect, and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any assets or have a Material Adverse Effect.
     5.2. Authorization and Validity. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited partnership or limited liability company action by such Borrower. This Agreement constitutes, and the Notes and other Loan Documents to which it is a party when executed will constitute, the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     5.3. No Conflict; No Default. The execution, delivery and performance by each Borrower of the Loan Documents will not (a) violate in any material respect any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the articles or certificate of incorporation, certificate of partnership, formation or organization bylaws, partnership agreement, limited liability company agreement, operating or other management agreement of such Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties may be bound, which breach or default could reasonably be expected to have a Material Adverse Effect or result in the creation of any Lien thereunder (other than Liens permitted pursuant to Section 6.23(a)). No Borrower is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to have a Material Adverse Effect.
     5.4. Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Borrower to authorize, or is required to be obtained or made by any Borrower in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for any necessary filing or recordation of or with respect to any of the Collateral Documents.
     5.5. Financial Statements and Condition. The audited consolidated financial statements for Dolan and its Subsidiaries as at December 31, 2009, December 31, 2008 and December 31, 2007 and the unaudited interim consolidated financial statements for Dolan and its Subsidiaries as at September 30, 2010, as heretofore furnished to the Lenders, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrowers as at such date and the results of its operations and changes in financial position for the period then ended. As of the dates of such financial statements, no Borrower had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto.
     5.6. Material Adverse Change. Since September 30, 2010, there has been no change in the business, Property, condition (financial or otherwise), results of operations or prospects of the Borrowers and their Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.
     5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting any Borrower or Subsidiary or any property of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, no Borrower has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.
     5.8. Taxes. Each Borrower and Subsidiary has filed all federal, state and material local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower). No material tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes and other governmental charges are adequate in all material respects and the Borrowers know of no proposed material tax assessment against it. No

Borrower has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) that is a “reportable transaction” within the meaning of treasury Regulation § 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
     5.9. Subsidiaries. As of the Closing Date, each Subsidiary of Dolan is a Borrower and the Borrowers have no Subsidiaries other than those listed on Schedule 5.9, which sets forth the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrowers, and the jurisdiction of organization of each Borrower. All of the issued and outstanding shares of capital stock or other Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and issued and are fully paid and non-assessable. No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the Loan Documents and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Borrower or any of its Subsidiaries that owns outstanding shares of Equity Interests of such Subsidiary.
     5.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     5.11. Accuracy of Information. Subject to the following sentence, neither the financial statements referred to in Sections 4.1.1(k) and (l) or 6.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrowers and their Subsidiaries in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in any material respect. Certificates or statements furnished by or on behalf of the Borrowers and their Subsidiaries to the Lenders consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrowers, and, as of the Closing Date, the Borrowers have no reason to believe that such projections or forecasts are not reasonable.
     5.12. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of any Borrower and its Subsidiary that are subject to any limitation on sale, pledge or other restriction hereunder. No Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of carrying Margin Stock.
     5.13. Ownership of Properties; Perfection of Liens. Each Borrower and its Subsidiaries has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by a Borrower and its Subsidiaries in the most recent financial statement referred to in Section 6.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). The Obligations are secured by valid, perfected, first-priority Liens (subject to Liens permitted pursuant to Section 6.23) in favor of the Administrative Agent for the benefit of the Lenders, covering and encumbering all Collateral granted or purported to be granted by the Collateral Documents, to the extent perfection has occurred by the filing of a UCC financing statement or by continued possession or control (other than with respect to Liens on Collateral represented by a certificate of title). No Borrower has subordinated any of its rights under any Obligation owing to it to the rights of another Person.
     5.14. Plan Assets; Prohibited Transactions. No Borrower nor any Subsidiary is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in § 3(3) of ERISA) that is subject to Title I of ERISA or any plan (within the meaning of § 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a Prohibited Transaction.
     5.15. Environmental Matters. The ongoing operations of each Borrower and its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance as could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Borrower and its Subsidiaries has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for its ordinary course operations, and for its reasonably anticipated future operations, and each Borrower and its Subsidiaries is in compliance with all terms and conditions thereof, except where the failure to so obtain or comply could not reasonably be expected to result in material liability to any such Borrower and its Subsidiaries and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.15, no Borrower or Subsidiary of any Borrower, or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the date hereof, or relating to any waste disposal, of any Borrower or its Subsidiaries that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on Schedule 5.15, no Borrower or any Subsidiary has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.
     5.16. Investment Company Act. No Borrower nor any Subsidiary of a Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     5.17. Real Property. Schedule 5.17 sets forth a complete and accurate list, as of the date hereof, of (i) the address of all real property leased by any Borrower and its Subsidiaries and (ii) the address of any real property owned by any Borrower and its Subsidiaries.
     5.18. Solvency.

     (a) Immediately after the consummation of the transactions to occur on the date hereof, immediately following the making of each Credit Extension, if any, made on the date hereof and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that would be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (b) No Borrower intends to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     5.19. Intellectual Property. Each Borrower and its Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights that are necessary for the conduct of such Person’s businesses, without any infringement upon rights of others that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of each Borrower, there is no material violation by any Person of any right of such Borrower or any Subsidiary with respect to any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark rights or copyright owned or used by such Borrower or its Subsidiaries.
     5.20. Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrowers and their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.
     5.21. Labor Matters. To the knowledge of any Borrower, there are no pending or threatened strikes, lockouts or slowdowns against the Borrowers. No Borrower has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, which violation would have a Material Adverse Effect. All payments due from any Borrower on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Borrower. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.
     5.22. U.S.A. Patriot Act. Each Borrower is in compliance, in all material respects, with the U.S.A. Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party or candidate for political office, or anyone else acting in an official capacity, to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.23. Foreign Assets Control Regulations and Anti-Money Laundering. No Borrower (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) to the knowledge of any Authorized Officer engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of an Authorized Officer, associated with any such person in any manner violating Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
ARTICLE VI
COVENANTS
     During the term of this Agreement and until all Obligations have been paid in full, unless the Required Lenders otherwise consent in writing:
     6.1. Financial Statements and Reports. The Borrowers’ Agent will furnish to the Administrative Agent, on behalf of the Lenders:
     (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, the consolidated financial statements of the Borrowers and their Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by McGladrey & Pullen, LLP or other independent certified public accountants of recognized national standing selected by the Borrowers and reasonably acceptable to the Administrative Agent, together with any management letters, management reports or other reasonably supplementary comments or reports to the Borrowers’ Agent or its board of directors furnished by such accountants; provided, however, that so long as the Borrowers are required to file reports on Form 10-K with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the Borrowers shall be deemed to have fulfilled their obligations to furnish the Administrative Agent the financial statements, management letters, management reports or other supplementary comments or reports in respect of any fiscal year by furnishing to the Administrative Agent a copy of said report for such fiscal year by the date prescribed in this Section 6.1(a) provided, further, that the Borrowers shall be deemed to have made such delivery of such Form 10-K if it shall have timely made such Form 10-K available on “EDGAR” and on its home page on the internet (at the date of this Agreement located at: http//www.thedolancompany.com) (such availability thereof being referred to as “Electronic Delivery”); and provided, further, that the Borrowers’ Agent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests delivery of such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.
     (b) As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrowers, unaudited consolidated statements of income for the Borrowers and their Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, a consolidated balance sheet of the Borrowers as at the end of such quarter, setting forth in each case in comparative form figures for the corresponding period for the preceding fiscal year, together with an unaudited consolidated statement of cash flow for the Borrowers for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent, on behalf of the Borrowers, stating that such financial statements present fairly the financial condition and cash flow of the Borrowers and their Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements); provided, however, that so long as the Borrowers are required to file reports on Form 10-Q with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the Borrowers shall be deemed to have fulfilled their obligations to furnish the Administrative Agent the financial statements, management letters, management reports or other supplementary comments or reports in respect of any fiscal year by furnishing to the Administrative Agent a copy of said report for such fiscal year by the date prescribed in this Section 6.1(b) provided, further, that the Borrowers shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made Electronic Delivery thereof; and provided, further, that the Borrowers’ Agent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests delivery of such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.
     (c) As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters and 90 days after the end of the fiscal year, a Compliance Certificate in the form attached hereto as Exhibit A signed by the chief financial officer of the Borrowers’ Agent on behalf of the Borrowers demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.25 and 6.26, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers proposes to take with respect thereto.

     (d) As soon as practicable and in any event within the period commencing 60 days prior to and ending 90 days after the beginning of each fiscal year of the Borrowers, statements of forecasted consolidated and consolidating income for the Borrowers and their Subsidiaries for each fiscal quarter in such fiscal year and a forecasted consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such fiscal year, together with supporting assumptions, consistent with the financial statements for prior reporting periods, all in reasonable detail and reasonably satisfactory in scope to Required Lenders.
     (e) Promptly upon any officer of any Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrowers propose to take with respect thereto.
     (f) Promptly upon, but in no event later than 10 days after, any officer of any Borrower becoming aware of the occurrence of (i) any non-exempt Prohibited Transaction with respect to any Plan or any Controlled Group Plan, or (ii) except as could not reasonably be expected to result in a Material Adverse Effect, any Reportable Event with respect to any Plan or any Controlled Group Plan, such Borrower will give notice in writing to the Lenders specifying the nature thereof and what action such Borrower proposes to take with respect thereto. In addition, when received, a Borrower shall provide to the Lenders copies of any notice from the PBGC of its intention to terminate or have a trustee appointed for any Plan or, except as could not result in a Material Adverse Effect, any Controlled Group Plan.
     (g) Promptly upon any officer of a Borrower becoming aware of any matter that has resulted or is reasonably likely to have a Material Adverse Effect, a notice from the Borrowers’ Agent describing the nature thereof and what action Borrowers propose to take with respect thereto.
     (h) Promptly upon any officer of a Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting a Borrower or any property of such Person, or to which a Borrower is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could reasonably be expected to have a Material Adverse Effect; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by a Borrower which, if determined adversely to a Borrower would have a Material Adverse Effect, a notice from the Borrowers’ Agent describing the nature and status thereof and what action the Borrowers propose to take with respect thereto.
     (i) Promptly upon the mailing or filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to any Borrower’s shareholders, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the Securities and Exchange Commission (or any successor thereto) under Section 13 or

15(d) of the Securities Exchange Act of 1934, as amended, (or any successor thereto), or any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto provided, further, that the Borrowers shall be deemed to have made such delivery of such reports, proxies, financial statements and communications if it shall have timely made Electronic Delivery thereof; and provided, further, that the Borrowers’ Agent (i) shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests delivery of such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents.
     (j) From time to time, such other information regarding the business, operation and financial condition of any Borrower or Subsidiary as any Lender may reasonably request.
     6.2. Existence. Each Borrower and its Subsidiaries will maintain its existence as a corporation or other entity, as applicable, in good standing under the laws of its jurisdiction of incorporation or formation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower or Subsidiary from enforcing its rights with respect to any material asset or would expose such Borrower to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.12.
     6.3. Insurance. Each Borrower and its Subsidiaries shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated. All such insurance shall (a) provide that no cancellation thereof shall be effective until at least 30 days written notice thereof, (b) in the case of liability insurance, name the Administrative Agent as an additional insured party thereunder, and (c) in the case of each casualty insurance policy, the Borrowers shall maintain the Administrative Agent as lender loss payee, as its interest may appear.
     6.4. Payment of Taxes and Claims. Each Borrower and its Subsidiaries shall file all federal, state and all material local and other tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, could reasonably be expected to result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Borrower’s or Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrowers’ books in accordance with GAAP.
     6.5. Inspection. Each Borrower and its Subsidiaries shall permit any Person designated by the Administrative Agent or the Required Lenders to visit and inspect any of the properties, books and financial records of such Borrower or Subsidiary to examine and to make copies of the books of accounts and other financial records of such Borrower or Subsidiary and to discuss the affairs, finances and accounts of such Borrower or Subsidiary with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Administrative Agent or the Required Lenders may designate. So long as no Event of Default exists, the expenses of the Administrative Agent or the Lenders for such visits, inspections and examinations shall be at the expense of the Administrative Agent and the Lenders, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of such Borrower and its Subsidiaries.
     6.6. Maintenance of Properties. Each Borrower and its Subsidiaries will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear, maintenance and condemnation and accidental casualty excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     6.7. Books and Records. Each Borrower and its Subsidiaries will keep records and books of account in which complete entries will be made of its dealings, business and affairs sufficient to permit the preparation of financial statements in accordance with GAAP and all applicable requirements of any governmental authority having legal or regulatory jurisdiction over such Borrower or Subsidiary.
     6.8. Compliance with Laws. Each Borrower and its Subsidiaries will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation, all Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect and such Borrower or Subsidiary is acting in good faith to cure such noncompliance.
     6.9. ERISA. Each Borrower and its Subsidiaries shall maintain each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable regulations issued under the provisions of ERISA and of the Code except where failure to comply could not be reasonably expected to cause a Material Adverse Effect. No Borrower or Subsidiary shall engage in any non-exempt Prohibited Transaction in connection with which it would be subject to either a civil penalty assessed pursuant to § 502(i) of ERISA or a tax imposed by § 4975 of the Code, in either case in an amount exceeding $250,000. Except as could not reasonably be expected to result in a Material Adverse Effect, no Borrower or Subsidiary shall fail to make full payment when due of all amounts each is required to pay under any Plan. Neither a Borrower or its Subsidiaries nor any ERISA Affiliate shall permit to exist any accumulated funding deficiency (as such term is defined in § 302 of ERISA and § 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $250,000. No Borrower or Subsidiary, nor, except as could not reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate, shall fail to make any payments in an aggregate amount exceeding $250,000 to any Controlled Group Plan that may be required to be made under any agreement relating to such Controlled Group Plan or any law pertaining thereto.

     6.10. Environmental Matters; Reporting. Each Borrower and its Subsidiaries will observe and comply with Environmental Laws to the extent non-compliance could reasonably be expected to result in a material liability or otherwise have a Material Adverse Effect. The Borrowers’ Agent will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Borrower or its Subsidiaries and of the commencement of any Environmental Claim (a) in which an adverse determination or result could reasonably be expected to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Borrower which are material to the operations of such Borrower or Subsidiary, or (b) which will or could reasonably be expected to impose a material liability on such Borrower or Subsidiary to any Person or which will require a material expenditure by the Borrowers to cure any alleged problem or violation.
     6.11. Further Assurances. The Borrowers and their Subsidiaries shall promptly correct any defect or error that is discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Administrative Agent or the Required Lenders, each Borrower and their Subsidiaries also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, landlord consents, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent or the Required Lenders reasonably require from time to time (a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents, including, without limitation, obtaining delivery of landlord’s waivers and estoppels reasonably required by the Administrative Agent or the Required Lenders; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lenders the rights granted now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Borrower or Subsidiary may be or become bound to convey, mortgage or assign to the Administrative Agent for the benefit of the Senior Secured Parties to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrowers and their Subsidiaries shall furnish to the Lenders evidence reasonably satisfactory to the Required Lenders of every such recording, filing, or registration.
     6.12. Merger. No Borrower will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however, any Borrower may be merged with or liquidated into Dolan or any other Borrower that is a Wholly-Owned Subsidiary (in each case, if Dolan or such Borrower that is a Wholly-Owned Subsidiary, as the case may be, is the surviving entity).
     6.13. Disposition of Assets. No Borrower or Subsidiary of a Borrower will directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of related transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

     (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
     (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of other equipment used in connection with the Borrower’s business, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such other equipment;
     (c) sales or transfers of any property of a Borrower to another Borrower that is a direct or indirect Wholly-Owned Subsidiary of Dolan;
     (d) the sale or discount, in each case without recourse and in the ordinary course of business, of delinquent accounts and notes receivable arising in the ordinary course of business, but only in connection with the good faith compromise or collection thereof and not as part of any financing transaction;
     (e) the lease or sublease in the ordinary course of business of a non-material portion of its property or assets to any other Person, to the extent such lease or sublease, as the case may be, does not and could not reasonably be expected to interfere in any material respect with the business of any Borrower and any interest or title of a lessor or sublessor under any lease (whether a Capitalized Lease or an Operating Lease) permitted by this Agreement;
     (f) the sale of Investments permitted pursuant to Sections 6.21(c) or (e), in each case in the ordinary course of business; and
     (g) other dispositions of property with an aggregate net book value not exceeding $5,000,000 per fiscal year.
     6.14. Plans. No Borrower or Subsidiary of a Borrower shall permit (a) any event to occur or condition to exist that would permit any Plan or any Controlled Group Plan to terminate under any circumstances that would cause the Lien provided for in § 4068 of ERISA to attach to any assets of the Borrower or any of its Subsidiaries, (b) a Plan subject to Title IV of ERISA to be less than 70% funded as measured on the last day of the applicable Plan year based on the certification prepared by the Plan’s actuary regarding funding (referred to as the AFTAP certification) and (c) a failure to make a minimum funding contribution to a Plan required under § 302 of ERISA and § 412 of the Code.
     6.15. Change in Nature of Business. No Borrower or Subsidiary of Borrower will make any material change in the nature of the business of such Borrower, as carried on as of the Closing Date.
     6.16. Acquisitions; Subsidiaries, Partnerships and Joint Ventures and Ownership. No Borrower or Subsidiary of Borrower will do any of the following: (a) purchase or lease or otherwise acquire all or substantially all of the assets of any Person, except for purchases by, or other transfers to, any of the other Borrowers, and except for Permitted Acquisitions; (b) form or enter into any partnership as a limited or general partner or into any joint venture, except in connection with Permitted Acquisitions; (c) except as a result of a transfer or other disposition permitted hereunder, take any action which would result in a decrease in a Borrower’s ownership in any Subsidiary including a decrease in the percentage of the shares of any class of Equity Interest in any Subsidiary owned by such Borrower; (d) form or acquire any Person that would thereby become a Subsidiary unless, upon the closing of such formation or acquisition, such Person fulfills the requirements of clauses (i) and (ii) below; (e) without the prior written consent of the Administrative Agent, appoint, consent to the appointment of, or otherwise elect a manager of a Subsidiary that is not a Wholly-Owned Subsidiary other than Dolan or another Wholly-Owned Subsidiary of Dolan; or (f) consent to a Lien on all or any part of the Equity Interests in a Subsidiary that is not a Wholly-Owned Subsidiary (other than a Lien in favor of the Administrative Agent for the benefit of the Senior Secured Parties). Substantially contemporaneously with the closing of a Permitted Acquisition (i) the Equity Interests of the acquired Person (or the Person acquiring such assets) shall, to the extent owned, directly or indirectly, by a Borrower, be pledged to the Administrative Agent unless otherwise agreed by the Administrative Agent, and (ii) such Person, to the extent it is or becomes a Subsidiary, shall enter into documents reasonably requested by the Administrative Agent to provide that such Person shall be obligated to repay the Loans and other amounts payable under the Loan Documents, and to grant to the Administrative Agent a first priority Lien (and to perfect such interest) subject to no other Liens, except for Liens permitted pursuant to Section 6.14 hereof, for the benefit of the Senior Secured Parties, in the assets of such Person.
     6.17. Negative Pledges. Except in connection with Indebtedness secured by Liens permitted pursuant to Section 6.23(i), no Borrower or Subsidiary will enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders which would (i) prohibit such Borrower or Subsidiary from granting, or otherwise limit the ability of such Borrower to grant, to the Administrative Agent any Lien on any assets or properties of such Borrower, or (ii) require such Borrower or Subsidiary to grant a Lien to any other Person if such Borrower grants any Lien to the Administrative Agent. At the request of a Borrower, the Administrative Agent shall cause the Administrative Agent to release its Lien on any property subject to a Lien permitted pursuant to Section 6.23(i).
     6.18. Restricted Payments. No Borrower or Subsidiary will make any Restricted Payments, other than, so long as no Default or Event of Default has occurred and is continuing nor would result therefrom, (a) payments made under Acquisition Services Agreements, (b) Restricted Payments made to repurchase Equity Interests of any Borrower owned by an officer, director, consultant or employee of any Borrower in connection with the termination of such officer’s, director’s, consultant’s or employee’s employment, provided the aggregate amount of such Restricted Payments under this Section 6.18(b) made by the Borrowers in any fiscal year does not exceed $1,000,000, (c) Restricted Payments made from one Borrower to another Borrower, (d) Restricted Payments consisting of dividends (including tax payments) payable to minority owners of a Subsidiary that is not a Wholly-Owned Subsidiary pursuant to the terms of the relevant constituent document, (e) Restricted Payments made to repurchase stock of Dolan so long as after giving effect thereto the Borrowers’ Total Cash Flow Leverage Ratio is less than or equal to 2:00 to 1:00, (f) Restricted Payments consisting of cash dividends payable to common shareholders of Dolan, (g) Restricted Payments consisting of prepayments of Indebtedness incurred in connection with Permitted Acquisitions or under Acquisition Services Agreements so long as the aggregate amount prepaid by the Borrowers does not exceed $5,000,000, (h) payments made in satisfaction of APC’s obligations under Section 7.7 of the APC LLC

Agreement, as may be amended in accordance with the terms of this Agreement, or (i) payments made in satisfaction of Dolan’s obligations under Section 7.7 of the DiscoverReady LLC Agreement, as may be amended from time to time in accordance with the terms of this Agreement.
     6.19. Transactions with Affiliates. No Borrower or Subsidiary will (i) enter into any transaction with any Affiliate of such Borrower, except (a) for those transactions described on Schedule 6.19 or otherwise permitted under any Loan Document, (b) for overhead expenses and similar items shared among the Borrowers in a manner consistent with past practice, (c) upon fair and reasonable terms no less favorable than such Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, and (d) agreements to purchase Minority Equity Interests of non-Wholly-Owned Subsidiaries; provided that such purchase is an Investment permitted by Section 6.21, or (ii) without the prior written consent of the Required Lenders, amend, modify, supplement or waive, or consent to the amendment, modification, supplement or waiver of, the terms of the constituent documents of a Subsidiary that is not a Wholly-Owned Subsidiary relating to (A) dividends or other distributions on account of the Equity Interests of such Subsidiary, (B) restrictions and conditions on Liens or on the Equity Interests in such Subsidiary, and (C) the drag-along and tag-along rights with respect to sale of the Equity Interests in, and assets of, such Subsidiary.
     6.20. Accounting Changes. No Borrower or Subsidiary will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year from a year end of each December 31.
     6.21. Investments. No Borrower or Subsidiary will acquire for value, make, have or hold any Investments, except:
     (a) Investments existing on the date of this Agreement and described on Schedule 6.21;
     (b) travel advances to management personnel and employees in the ordinary course of business;
     (c) Cash Equivalent Investments;
     (d) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
     (e) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (f) Investments by any Borrower in any other Borrower that (i) is a direct or indirect Wholly-Owned Subsidiary of Dolan, and (ii) at the time such investment is made, is not insolvent, has not had a custodian, trustee or receiver appointed for such Person or a substantial part of the property thereof, or is the debtor in any bankruptcy, reorganization, debt arrangement, dissolution, liquidation or similar proceeding.

     (g) Investments by any Borrower in APC, (i) to the extent existing on the Closing Date, and (ii) to the extent made after the Closing Date in connection with any Permitted Acquisition;
     (h) Investments by any Borrower in DiscoverReady, (i) to the extent existing on the Closing Date, and (ii) to the extent made after the Closing Date (A) in connection with any Permitted Acquisition or (B) in an aggregate amount not to exceed $5,000,000 (net of actual cash returns on investment) less the aggregate principal amount of any Indebtedness outstanding pursuant to Section 6.22(l)(ii)(B);
     (i) Permitted Acquisitions; and
     (j) all additional Investments occurring after the Closing Date if the aggregate amount outstanding thereof does not exceed $10,000,000 at any time.
Any Investments under clause (c) above must mature within one year of the acquisition thereof by such Borrower.
     6.22. Indebtedness. The Borrowers and their Subsidiaries will not incur, create, issue, assume or suffer to exist any Indebtedness, except:
     (a) the Obligations;
     (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business;
     (c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.22 hereto, but not including any extension or refinancing thereof;
     (d) Indebtedness secured by Liens permitted under Section 6.23(i) hereof, not to exceed $2,500,000 in the aggregate in any fiscal year;
     (e) Indebtedness, including that under Acquisition Services Agreements, incurred as seller financing of Permitted Acquisitions, provided, that rates of interest on such Indebtedness shall not exceed the rates applicable to Base Rate Advances by more than 2.00% per annum (including deferred interest);
     (f) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (g) the Rate Management Obligations;
     (h) unsecured Indebtedness of any Borrower that is a Wholly-Owned Subsidiary of Dolan to any other Borrower that, at the time such Indebtedness is incurred, is not insolvent, has not had a custodian, trustee or receiver appointed for such Person or a substantial part of the property thereof, or is not the debtor in any bankruptcy, reorganization, debt arrangement, dissolution, liquidation or similar proceeding.

     (i) unsecured Indebtedness of a Borrower that is not a Wholly-Owned Subsidiary of Dolan to any other Borrower (i) to the extent existing on the Closing Date, and (ii) to the extent incurred after the Closing Date in connection with any Permitted Acquisition;
     (j) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 6.24;
     (k) unsecured Indebtedness (i) consisting of a “Put Note” issued by APC pursuant to Section 7.7 of the APC LLC Agreement, as may be amended in accordance with the terms of this Agreement, or (ii) consisting of a “Put Note” issued by DiscoverReady pursuant to Section 7.7 of the DiscoverReady LLC Agreement, as may be amended from time to time in accordance with the terms of this Agreement;
     (l) unsecured Indebtedness of DiscoverReady to any other Borrower (i) to the extent existing on the Closing Date, and (ii) to the extent incurred after the Closing Date (A) in connection with any Permitted Acquisition or (B) in an aggregate principal amount outstanding not to exceed $5,000,000 less the amount of any Investments (net of actual cash returns on investment) made pursuant to Section 6.21(h)(ii)(B); and
     (m) unsecured Indebtedness not otherwise permitted by this Section 6.22 in an aggregate principal amount outstanding not to exceed $5,000,000.
     6.23. Liens. No Borrower or Subsidiary will create, incur, assume, suffer or permit to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by such Borrower or Subsidiary, except:
     (a) Liens granted to the Administrative Agent for the ratable benefit of the Senior Secured Parties;
     (b) Liens existing on the date of this Agreement and disclosed on Schedule 6.23 hereto;
     (c) deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;
     (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.4;
     (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.4;

     (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds;
     (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by a Borrower in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by such Borrower to provide collateral to the depository institution;
     (h) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair in any material respect the use thereof in the business of a Borrower;
     (i) the interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property; and
     (j) Liens consisting of judgments or judicial attachment liens securing judgments, decrees and attachments that do not constitute an Event of Default, provided that foreclosure, levy or any other similar enforcement proceedings have not been commenced with respect to such Liens.
     6.24. Contingent Liabilities. No Borrower or Subsidiary will: (i) other than guarantees of obligations of other Borrowers, Contingent Obligations in respect of Indebtedness permitted hereunder and Contingent Obligations for the benefit of the Lenders or any other Senior Secured Party, endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, or (iii) enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; and except, in any event, Contingent Obligations existing on the date of this Agreement and described on Schedule 6.24 and Contingent Obligations for the benefit of the Lenders or any other Senior Secured Party.
     6.25. Fixed Charge Coverage Ratio. The Borrowers and their Subsidiaries will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be less than 2.00 to 1.00.

     6.26. Total Cash Flow Leverage Ratio. The Borrowers and their Subsidiaries will not permit the Total Cash Flow Leverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be equal to or more than 3.00 to 1.00; provided, that for the four quarter period following any Acquisition Triggering Event, the Total Cash Flow Leverage Ratio, as of the last day of each fiscal quarter during such period for the four consecutive fiscal quarters ending on that date, shall not be greater than 3.50 to 1.00.
     6.27. Minimum Adjusted EBITDA. The Borrowers and their Subsidiaries will not permit the Borrowers’ Adjusted EBITDA, as of the last day of any fiscal quarter for the two consecutive fiscal quarters ending on that date, to be less than the Minimum Adjusted EBITDA.
     6.28. Loan Proceeds. No Borrower or Subsidiary will use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board, or (c) for any other purpose except (i) to fund Permitted Acquisitions, (ii) to fund transaction costs in connection with Permitted Acquisitions and the Loan Documents, (iii) to fund working capital of the Borrowers, and (iv) for general corporate purposes of the Borrowers, in each case in a manner not in conflict with any of the Borrowers’ covenants under this Agreement.
     6.29. Sale and Leaseback Transactions. No Borrower or Subsidiary will enter into any Sale and Leaseback Transaction.
     6.30. Hedging Arrangements. No Borrower or Subsidiary will enter into any Rate Management Transaction other than with a Lender or an Affiliate of a Lender.
ARTICLE VII
DEFAULTS
     The occurrence of any one or more of the following events shall constitute a Event of Default:
     7.1 Any representation or warranty made or deemed made by or on behalf of any Borrower or Subsidiary to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension or any certificate or information delivered in connection with this Agreement or any other Loan Document being false or misleading in any material respect on the date as of which made.
     7.2 Nonpayment of principal of any Loan when due, or nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.
     7.3 The breach by any Borrower or any Subsidiary of any of the terms or provisions of Section 6.2, 6.3 or any of Section 6.12 through Section 6.30.

     7.4 The breach by any Borrower or any Subsidiary (other than a breach that constitutes a Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which breach is not remedied within 30 days after the earlier of (a) any Borrower or Subsidiary becomes aware thereof or (b) any Borrower or the Borrowers’ Agent receives notice of the same from Administrative Agent.
     7.5 Failure of any Borrower or any Subsidiary to pay when due (beyond applicable grade periods) any Material Indebtedness, the default by any Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any Material Indebtedness of any Borrower or any Subsidiary being declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or as a result of permitted asset sales) prior to the stated maturity thereof; or any Borrower’s or any Subsidiary’s failure to pay, or admit in writing its inability to pay, its debts generally as they become due.
     7.6 Any Borrower or Subsidiary (or with respect to clause (ii) or (iii) only, a Material Borrower; provided that no more than one non-Material Borrower may become subject to any such provision in any rolling six month period) (i) has an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect, seeking to adjudicate it a bankrupt or insolvent or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.
     7.7 Without the application, approval or consent of any Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official is appointed for such Borrower or Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) that is not permitted by Section 6.12 is instituted against any Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
     7.8 Any court, government or governmental agency condemns, seizes or otherwise appropriates or takes custody or control of all or any portion of the Property of any Borrower or Subsidiary that, when taken together with all other Property of the Borrowers and their Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
     7.9 Any Borrower or Subsidiary fails within 45 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
     7.10 An ERISA Event occurs that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
     7.11 Nonpayment by any Borrower or Subsidiary of any material Rate Management Obligation when due or the breach by the Borrower of any term, provision or condition in any material Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.
     7.12 Any Change in Control.
     7.13 The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any notice, grace or cure period therein provided.
     7.14 Any Collateral Document necessary to create or grant a security interest in the Collateral or to perfect a security interest in the Collateral (the “Material Collateral Documents”) for any reason fails to create a valid and perfected first-priority security interest (subject only to Liens permitted by Section 6.23(g) and (i) and Section 6.23(b) to the extent such Liens are of the type described in Section 6.23(g) or (i)) in any substantial portion of the Collateral or any material Collateral purported to be covered thereby, except as permitted by the terms of such Material Collateral Documents, fails to remain in full force or effect, any action is taken to discontinue or to assert the invalidity or unenforceability of any Material Collateral Document, or any Borrower or Subsidiary fails to comply in any material way with any of the terms or provisions of any Material Collateral Document to which it is a party (subject to any applicable notice, grace or cure periods therein provided).
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration; Remedies.
     (a) If any Event of Default described in Section 7.6 or 7.7 occurs, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time that is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (b) upon notice to the Borrowers’ Agent and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent, the Collateral Shortfall Amount, which shall be deposited in the Facility LC Collateral Account.
     (b) If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent, the Collateral Shortfall Amount, which shall be deposited in the Facility LC Collateral Account.
     (c) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account apply such funds to the payment of the Obligations and any other amounts as have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents, as provided in Section 8.2.
     (d) At any time while any Event of Default is continuing, no Borrower nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.
     (e) If, within 90 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7) and before any judgment or decree for the payment of the Obligations due has been obtained or entered, the Required

Lenders (in their sole discretion) so direct, the Administrative Agent shall, by notice to the Borrowers’ Agent, rescind and annul such acceleration and/or termination.
     (f) Upon and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
     8.2. Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(i)), the Administrative Agent shall apply any amounts it receives on account of the Obligations in the following order:
     8.2.1. First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     8.2.2. Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and Commitment Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer as required by Section 9.6 and amounts payable under Article III);
     8.2.3. Third, to payment of accrued and unpaid LC Fees, Commitment Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section payable to them;
     8.2.4. Fourth, pro rata (a) to payment of the unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to their Pro Rata Shares and (b) to the payment of the unpaid Rate Management Obligations and unpaid obligations in respect of the Cash Management Services, ratably among the Lenders or their Affiliates in accordance with their outstanding and owed obligations in respect thereof;
     8.2.5. Fifth, to payment of all other Obligations ratably among the Lenders;
     8.2.6. Sixth, to the Administrative Agent for deposit to the Facility LC Collateral Account to the extent of any Collateral Shortfall Amount; and
     8.2.7. Last, the balance, if any, to the Borrowers or as otherwise required by law.
     8.3. Amendments. Subject to the provisions of this Section, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents, changing in any manner the rights of the

Lenders or the Borrowers hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:
     (a) without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, except as permitted by Section 2.18.1, extend the expiry date of any Facility LC to a date after the Facility Termination Date, postpone any regularly scheduled payment of principal of any Loan, forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto or increase the amount of the Commitment of any Lender hereunder;
     (b) without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders or amend or waive any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
     (c) without the consent of all of the Lenders, permit the Borrowers to assign their rights or obligations, either individually or collectively, under this Agreement;
     (d) not change Section 8.2 in a manner that would alter the order of application or the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
     (e) without the consent of all of the Lenders, amend this Section; or
     (f) without the consent of all of the Lenders, release any guarantor of any Advance or release all or substantially all of the Collateral, a Material Borrower or all or substantially all of the assets of a Material Borrower; provided, however, that no consent of any Lender shall be required with respect to the sale, lease or disposition of a Borrower, Subsidiary or any Collateral that is sold, leased or disposed of pursuant to Section 6.13 so long as such Borrower is not a Material Borrower or the Collateral is not all or substantially all of the assets of a Material Borrower.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.
     8.4. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Event of Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent specifically set forth in such writing. All remedies in the Loan Documents or afforded by law shall be cumulative and shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Borrowers in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     9.2. Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13.
     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint, and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6. Expenses; Indemnification.
     (a) The Borrowers shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review (including the costs of internal review of a third party environmental review), charges and disbursements of outside counsel to the Administrative Agent and the Arranger (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Administrative Agent and the Arranger in certain matters) and/or following the occurrence of an Event of Default the allocated costs of in-house counsel incurred from time to time, in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents. The Borrowers also agree to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses, including charges and disbursements of outside counsel to the Administrative Agent, the Arranger, the LC Issuer and the Lenders (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges such parties in certain matters) and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, reasonable costs and expenses incurred in connection with the Reports described in the following sentence. The Borrowers acknowledge that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrowers’ assets for internal use by U.S. Bank from information furnished to it by or on behalf of any Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.
     (b) The Borrowers hereby further agree to indemnify the Administrative Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) that any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, including with respect to any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary, except in each case to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section shall survive the termination of this Agreement.
     9.7. Numbers of Documents. All statements, notices, closing documents and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect in any material respect the computation of any financial ratio or requirement set forth in any Loan

Document, and the Borrowers, the Administrative Agent or the Required Lenders so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrowers shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrowers to review or inform any Borrower of any matter in connection with any phase of the Borrowers’ business or operations. Each Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Borrower in connection with, arising out of or in any way related to the Loan Documents or the transactions contemplated thereby.
     9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information that it receives from the Borrowers in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to its legal counsel, accountants, and other professional advisors or to a Transferee, (iii) to regulatory officials, (iv) to any Person as required by law, regulation or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4. Without limiting Section 9.4, the Borrowers agree that the terms of this Section shall set forth the entire agreement between the Borrowers and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.
     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.
     9.13. Disclosure. The Borrowers and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.
     9.14. U.S.A. PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the U.S.A. Patriot Act:
     Each Lender that is subject to the requirements of the U.S.A. Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the U.S.A. Patriot Act, such Lender is required to obtain, verify and record information that identifies each such Borrower, which information includes the name and address of such Person and other information that will allow such Lender to identify such Person in accordance with the U.S.A. Patriot Act.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1. Appointment; Nature of Relationship. Each Lender hereby appoints U.S. Bank as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders and no obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Borrower or any Lender for any action taken or omitted to be taken hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of the Administrative Agent or any its directors, officers, agents or employees, as the case may be.
     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers’ or any such guarantor’s respective Subsidiaries.
     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless the Required Lenders request in writing that it take such action. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it is first indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any employees, agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document it believes to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent has received notice from such Lender prior to the applicable date specifying its objection thereto.
     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section shall survive payment of the Obligations and termination of this Agreement.
     10.9. Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers’ Agent referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise requires, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower in which the Borrower is not restricted hereby from engaging with any other Person.
     10.11. Lender Credit Decision, Legal Representation.
     (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrowers or any of their Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.
     (b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent with, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrowers’ Agent, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent is so appointed by the Required

Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrowers or any Lender appoint any of its Affiliates that is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
     10.13. Administrative Agent and Arranger Fees. The Borrowers agree to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrowers, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated December 1, 2010, or as otherwise agreed from time to time.
     10.14. Delegation to Affiliates. The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) that performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
     10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf the Collateral Documents, all related financing statements and any financing statements, agreements, documents or instruments that are necessary or appropriate to effect the purposes of the Collateral Documents.
     10.16. Collateral Releases. Subject to the limitations set forth in Section 8.3, the Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf any agreements, documents or instruments that are necessary or appropriate to effect any releases of Collateral (i) sold, leased or disposed of in compliance Section 6.13 or any other Loan Document, or (ii) that the Required Lenders have approved in writing by the terms hereof or of any other Loan Document or otherwise.

     10.17. Notices to Lenders. The Administrative Agent promptly shall deliver to the Lenders all material documents, material instruments and material notices that it receives hereunder from the Borrowers’ Agent or any Borrower.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. Each Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”). In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced or defined, or any Event of Default occurs, the Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender.
     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts that may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, the Lenders agree to make appropriate further adjustments.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section relates only to absolute assignments and this Section does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve

Bank or (y) in the case of a Lender that is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person that made any Loan or that holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person that made any Loan or that holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person that at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof) shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2. Participations.
     12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest that would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.
     12.2.3. Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers’ Agent, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.
12.3. Assignments.
     12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as agreed to by the parties thereto. Each assignment to a Purchaser that is not a Lender, an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrowers’ Agent and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
     12.3.2. Consents. The consent of the Borrowers’ Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrowers’ Agent shall not be required if a Default or an Event of Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the LC Issuer shall be required prior to an assignment of a Commitment becoming effective unless the Purchaser is a Lender with a Commitment. Any consent required under this Section shall not be unreasonably withheld or delayed.
     12.3.3. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless the Administrative Agent waives such fee), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
     12.3.4. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitments of and principal amounts of the Loans owing to each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.
     12.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant, Purchaser, other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee that is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII
NOTICES
     13.1. Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
     (i) if to a Borrower, to the Borrowers’ Agent at its address or telecopier number set forth for the Borrowers’ Agent on its signature page hereof;
     (ii) if to the Administrative Agent, at its address or telecopier number set forth on its signature page hereof;
     (iii) if to the LC Issuer, at its address or telecopier number set forth on its signature page hereof;
     (iv) if to a Lender, at its address or telecopier number set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
     14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when the Administrative Agent has executed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     14.2. Electronic Execution of Assignments. The words “execution,” “signed” and “signature” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other state laws based on the Uniform Electronic Transactions Act.
     14.3. Effect of Existing Credit Agreement and Existing Security Documents.
     (a) Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that obligations of the Borrowers incurred under the Existing Credit Agreement, excluding the commitments of the Lenders thereunder, which shall terminate as of the Closing Date, shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.
     (b) Existing Security Documents. The Obligations hereunder are and continue to be secured by the security interest granted by the Borrowers in favor of the

Administrative Agent and the Lenders under the Existing Security Documents, as amended and restated by the Security Agreement.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF MINNESOTA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2. CONSENT TO JURISDICTION. EACH BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN MINNEAPOLIS, MINNESOTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MINNEAPOLIS, MINNESOTA.
     15.3. WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
ARTICLE XVI
RELATIONSHIP AMONG BORROWERS
     16.1. Relationship Among Borrowers.

     (a) Appointment of and Acceptance by Borrowers’ Agent. Each Borrower hereby appoints and authorizes the Borrowers’ Agent to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and The Dolan Company hereby accepts such appointment.
     (b) JOINT AND SEVERAL LIABILITY. EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT THE BANKS AND THE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE BANKS’ AND THE AGENT’S SOLE AND UNLIMITED DISCRETION.
     (c) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Lenders hereunder to make the Term Loans and Revolving Loans and of the Administrative Agent to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Administrative Agent thereon shall have otherwise been discharged. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.
     (d) Other Transactions. The Lenders and the Administrative Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Lender or the Administrative Agent to realize upon any of the Obligations of any other Borrower to the Lenders or the Administrative Agent, or upon any collateral or security for any or all of the Obligations, nor by the taking by any Lender or the Administrative Agent of (or the failure to take) any guaranty or guaranties to secure the Obligations, nor by the taking by any Lender or the Administrative Agent of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of any Lender or the Administrative Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.
     (e) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Lender or the Administrative Agent to proceed against any security for the Obligations or any other recourse which any Lender or the Administrative Agent may have with respect thereto and further waives any and all requirements that any Lender or the Administrative Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.
     (f) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Lender or the Administrative Agent, such Borrower shall not be entitled to be subrogated to any of the rights of any Lender or the Administrative Agent against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Lender or the Administrative Agent for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Lenders and the Administrative Agent by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Lenders and the Administrative Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
     (g) Application of Payments. Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Lenders on such items of the Obligations as the Lenders may elect.
     (h) Recovery of Payment. If any payment received by the Lenders or the Administrative Agent and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.
     (i) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Lenders or the Administrative Agent. The Lenders and the Administrative Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of any Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.
     (j) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.
     (k) Limitation; Insolvency Laws. As used in this Section 9.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Lenders or the Administrative Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Lenders and the Administrative

Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Borrowers, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

THE DOLAN COMPANY

By:	/s/ Vicki Duncomb
Name:	Vicki Duncomb
Title:	Chief Financial Officer
222 South Ninth Street
Suite 2300
Minneapolis, MN 55402

Attention:	Vicki Duncomb
Phone: (612) 337-4464
Fax: (612) 317-9434

with a copy to:
Renee L. Jackson Phone: (612) 215-6481 Fax: (612) 317-9434

ARIZONA NEWS SERVICE, LLC
CLEO COMPANY
COUNSEL PRESS, LLC
DAILY JOURNAL OF COMMERCE, INC.
THE DAILY RECORD COMPANY
DAILY REPORTER PUBLISHING COMPANY
DOLAN APC LLC
DOLAN DLN LLC
DOLAN FINANCE COMPANY
DOLAN PUBLISHING COMPANY
DOLAN PUBLISHING FINANCE COMPANY
FEDERAL NEWS SERVICE, LLC
FINANCE AND COMMERCE, INC.
IDAHO BUSINESS REVIEW, INC.
THE JOURNAL RECORD PUBLISHING CO.
LAWYER’S WEEKLY, INC.
LONG ISLAND BUSINESS NEWS, INC.
MISSOURI LAWYERS MEDIA, INC.
NEW ORLEANS PUBLISHING GROUP, INC.
NOPG, L.L.C.
[Signature Page 1 to Credit Agreement]

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, CFO and Treasurer

DISCOVERREADY LLC
NATIONAL DEFAULT EXCHANGE GP, LLC
NATIONAL DEFAULT EXCHANGE HOLDINGS, LP
NATIONAL DEFAULT EXCHANGE, LP
NATIONAL DEFAULT EXCHANGE MANAGEMENT, INC.
NDEX TECHNOLOGIES, LLC
NDEX TITLE SERVICES. L.L.C.
NDEX WEST, LLC
THP/NDEX AIV CORP.
THP/NDEX AIV, L.P.

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, Secretary and Treasurer

AMERICAN PROCESSING COMPANY, LLC
By: Dolan APC LLC, its Managing Member

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, CFO and Treasurer

DATASTREAM CONTENT SOLUTIONS, LLC

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President

LEGAL COM OF DELAWARE, INC.

By:	/s/ Scott J. Pollei
Name:	Scott J. Pollei
Title:	Vice President, CFO, Secretary and Treasurer
[Signature Page 2 to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as LC Issuer and as Administrative Agent

By:	/s/ Bradley R. Sprang

Name:	Bradley R. Sprang
Title:	Vice President
BC-MN-H03Q 800 Nicollet Mall
Minneapolis, MN 55402

Attention:	Bradley R. Sprang
	Phone:	(612) 303-2949
	Fax:	(612) 303-2257
[Signature Page 3 to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender and Syndication Agent

By:	/s/ Kurt von Steinbergs
Name:	Kurt von Steinbergs
Title:	Vice President
MAC N9305-187
Sixth and Marquette
Minneapolis, MN 55479

Attention:	Kurt von Steinbergs
	Phone:	(612) 316-2575
	Fax:	(612) 667-4144
[Signature Page 4 to Credit Agreement]

BANK OF THE WEST, as a Lender

By:	/s/ Philip P. Krump
Name:	Philip P. Krump
Title:	Vice President 250 Marquette Avenue, Suite 575 Minneapolis, MN 55401

Attention:	Philip P. Krump
Phone: (612) 359-3600
Fax: (612) 339-6362
[Signature Page 5 to Credit Agreement]

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Nicholas G. Myers
Name:	Nicholas G. Myers
Title:	Vice President
740 Marquette Avenue Minneapolis, MN 55402

Attention:	Nicholas G. Myers
Phone: (612) 359-4427
Fax: (612) 338-3950
[Signature Page 6 to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ A. Quinn Richardson
Name:	A. Quinn Richardson
Title:	Senior Vice President
IL4-135-07-65 135 S. LaSalle Street Chicago, IL 60603

Attention:	A. Quinn Richardson
Phone: (312) 992-2160
Fax: (312) 453-2662
[Signature Page 7 to Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Timothy H. O’Rourke
Name:	Timothy H. O’Rourke
Title:	Vice President 500 Woodward Ave. — MC 3269 Detroit, MI 48226

Attention:	Timothy H. O’Rourke
Phone: (313) 222-7044
Fax: (313) 222-9516
[Signature Page 8 to Credit Agreement]

PRICING SCHEDULE

Applicable	Level I	Level II	Level III	Level IV	Level V	Level VI
Margin	Status	Status	Status	Status	Status	Status
Eurocurrency Rate	2.00%	2.25%	2.50%	2.75%	3.00%	3.50%
Base Rate	0.50%	0.75%	1.00%	1.25%	1.50%	2.00%

Applicable Fee	Level I	Level II	Level III	Level IV	Level V	Level VI
Rate	Status	Status	Status	Status	Status	Status
Commitment Fee	0.25%	0.30%	0.35%	0.40%	0.45%	0.50%
     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Financials” means the annual or quarterly financial statements of the Borrowers delivered pursuant to Section 6.1(a) or (b).
     “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Total Cash Flow Leverage Ratio is less than 1.00 to 1.00.
     “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Total Cash Flow Leverage Ratio is less than 1.50 to 1.00.
     “Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I Status or Level II Status and (ii) the Total Cash Flow Leverage Ratio is less than 2.00 to 1.00.
     “Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II or III Status and (ii) the Total Cash Flow Leverage Ratio is less than 2.50 to 1.00.
     “Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrowers referred to in the most recent Financials, (i) the Borrowers have not qualified for Level I, II, III or IV Status and (ii) the Total Cash Flow Leverage Ratio is less than 3.00 to 1.00.
     “Level VI Status” exists at any date during the four quarter period immediately following an Acquisition Triggering Event if, as of the last day of a fiscal quarter of the Borrowers referred to in the most recent Financials during such period, the Borrowers have not qualified for Level I, II, III, IV or V Status.

     “Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrowers’ Status as reflected in the then most recent Financials, provided, however, that Level II Status shall apply from the Closing Date until the first day of the first fiscal month immediately following the date on which the delivery of Financials is first required under Section 6.1. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Borrower and its Subsidiaries is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.
Pricing Schedule

2